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The Charles Schwab Corporation

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2011 Proxy Statement

March 30, 2011

Dear Fellow Stockholders,

We cordially invite you to attend our 2011 Annual Meeting of Stockholders. The meeting will be held on Tuesday, May 17, 2011, at 2:00 p.m. Pacific Time. We are pleased to host our annual meeting as a virtual event at www.schwabevents.com/corporation, where stockholders will be able to submit questions and to vote. You also may attend the meeting in person at 211 Main Street, San Francisco, California. If you plan to attend the meeting virtually via the internet or in person, please follow the registration instructions as outlined in this proxy statement.

At the annual meeting, we will conduct the items of business outlined in this proxy statement. We also will report on our corporate performance in 2010 and answer your questions.

Your vote is important. We encourage you to read this proxy statement carefully and to vote your shares as soon as possible, even if you plan to attend the meeting. Voting instructions are contained on the proxy card or voting instruction form that you received with this proxy statement.

We look forward to your participation.

Sincerely,

CHARLES R. SCHWAB	WALTER W. BETTINGER II
CHAIRMAN	PRESIDENT AND CHIEF EXECUTIVE OFFICER

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NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

The 2011 Annual Meeting of Stockholders of The Charles Schwab Corporation will be held as a virtual event on Tuesday, May 17, 2011, at 2:00 p.m. Pacific Time, at www.schwabevents.com/corporation. You may also attend in person at 211 Main Street, San Francisco, California. At the annual meeting, we will conduct the following items of business:

•	elect five directors for three-year terms,

•	vote to ratify the selection of independent auditors,

•	vote to approve the amended 2004 Stock Incentive Plan,

•	vote to advise on the approval of compensation of named executive officers,

•	vote to advise on the frequency of votes on compensation of named executive officers,

•	vote on two stockholder proposals, and

•	consider any other business properly coming before the meeting.

Stockholders who owned shares of our common stock at the close of business on March 18, 2011 are entitled to attend and vote at the meeting and any adjournment or postponement of the meeting. A complete list of registered stockholders will be available prior to the meeting at our principal executive offices at 211 Main Street, San Francisco, California 94105.

By Order of the Board of Directors,

CARRIE E. DWYER

EXECUTIVE VICE PRESIDENT,

GENERAL COUNSEL AND

CORPORATE SECRETARY

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to be Held on May 17, 2011. The proxy statement and annual report to security holders are available in the “Investor Relations” section of our web site at

www.aboutschwab.com.

Your Vote is Important

Please vote as promptly as possible by following the instructions on your proxy card or voting instruction form. If you plan to attend the meeting virtually via the internet or in person, you must register by following the instructions contained in the “Information about the Annual Meeting”

section of this proxy statement.

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PROPOSALS FOR WHICH WE REQUEST YOUR VOTE

The company’s Board of Directors is sending these proxy materials to you on or about March 30, 2011. Stockholders who owned the company’s common stock at the close of business on March 18, 2011 may attend and vote at the annual meeting. Each share is entitled to one vote. There were 1,205,602,581 shares of common stock outstanding on March 18, 2011.

PROPOSALS FOR WHICH WE REQUEST YOUR VOTE

We recommend that you vote:

•	for the election of five directors for three-year terms,

•	for the ratification of the selection of independent auditors,

•	for the approval of the amended 2004 Stock Incentive Plan,
•	for the advisory approval of named executive officer compensation, and

•	one year as the frequency for which to hold the advisory vote on named executive officer compensation.

ELECTION OF DIRECTORS

Nominees for directors this year are:

•	Frank C. Herringer

•	Stephen T. McLin

•	Charles R. Schwab

•	Roger O. Walther

•	Robert N. Wilson

Each nominee is presently a director of the company and has consented to serve a three-year term. Biographical information about each of the nominees is contained in the following section.

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Deloitte & Touche

LLP and the member firms of Deloitte Touche Tohmatsu (collectively referred to as “Deloitte”) as the company’s independent registered public accounting firm for the 2011 fiscal year. Deloitte has served in this capacity since the company’s inception. We expect representatives of Deloitte to attend the annual meeting of stockholders, where they will respond to appropriate questions from stockholders and have the opportunity to make a statement.

As required by federal law, the Audit Committee has the sole authority to retain the independent auditors. Although we are not required to submit the selection of the independent auditors to stockholders, we are asking for your ratification as part of the Audit Committee’s evaluation process of the independent registered public accounting firm for the next fiscal year.

APPROVAL OF THE AMENDED 2004 STOCK INCENTIVE PLAN

On recommendation of the Compensation Committee, the Board has approved the amended and restated 2004 Stock Incentive Plan, subject to approval by stockholders.

The proposed amendments, if approved by stockholders:

•	increase the share reserves available under the plan by an additional 45 million shares of common stock,

•	allow performance-based units denominated in cash and other cash awards of up to $10 million per person per year to be eligible to be deductible under section 162(m) of the Internal Revenue Code,

•	include additional business criteria that may be used for setting performance goals for performance-based awards,

•

clarify that the Compensation Committee will establish performance goals within the first 90 days of a performance period (or 25% of a performance period that is expected to be less than 12 months), and

•	specify acceptable adjustments to awards in the event of an extraordinary event.

PROPOSALS FOR WHICH WE REQUEST YOUR VOTE

In addition, the proposed amendments incorporate various requirements under current tax law and contain other administrative clarifications.

We urge your vote to approve the amendments to the plan. We believe these amendments are necessary to continue to attract, motivate and retain employees and directors. We believe that the increase in shares to the plan represents a reasonable amount of additional shares to continue to award equity incentives, which are an important part of the company’s compensation plans.

For more information about the 2004 Stock Incentive Plan, as proposed to be amended, please see the description of its terms in Exhibit A. A complete copy of the plan, as proposed to be amended, is attached to the electronic version of this proxy statement filed on EDGAR with the Securities and Exchange Commission at www.sec.gov.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

This proxy statement contains detailed information in the Compensation Discussion and Analysis and executive compensation tables regarding compensation of the named executive officers. The “named executive officers” are those executive officers who are listed in the Summary Compensation Table. We ask that you provide an advisory vote to approve the following, non-binding resolution on named executive officer compensation:

RESOLVED, that the stockholders of The Charles Schwab Corporation approve the compensation paid to the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related footnotes, and narrative disclosures.

The advisory vote on named executive officer compensation is required by federal law. Although the vote is not binding on the Board of Directors or the Compensation Committee, the Compensation Committee intends to consider the vote as part of its evaluation of executive compensation programs.

FREQUENCY OF ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

You will have the opportunity this year to indicate your preference on the frequency of having advisory votes on named executive officer compensation. You may indicate your preference to have the advisory vote every one, two or three years, or you may abstain from voting.

We recommend that you indicate a preference for a frequency of one year to conduct an advisory vote on named executive officer compensation. We believe that having an advisory vote every year on named executive officer compensation provides the Compensation Committee regular input from stockholders and is an element to be considered as part of its broader review of executive compensation programs.

The vote on the frequency of advisory votes on named executive officer compensation is required by federal law. Although it is not binding, the Board of Directors has adopted a policy that it will submit the advisory vote on named executive officer compensation to stockholders in accordance with the frequency that receives a majority of votes cast on the proposal. If none of the options regarding voting frequency receives a majority, the board will submit the advisory vote with such frequency as determined by the board in accordance with its best judgment.

THE BOARD OF DIRECTORS

MEMBERS OF THE BOARD OF DIRECTORS

NANCY H. BECHTLE

DIRECTOR SINCE 1992

Ms. Bechtle, age 73, served as President and Chief Executive Officer of the San Francisco Symphony from 1987 until 2001 and has served as a member of the San Francisco Symphony Board of Governors since 1984. She was a director and Chief Financial Officer of J.R. Bechtle & Co., an international consulting firm, from 1979 to 1998. Ms. Bechtle has served as Chairman and a director of Sugar Bowl Ski Corporation since 1998. She was appointed a director of the Presidio Trust in 2008 and currently serves as its Chairman. She also served as a director of the National Park Foundation from 2002 until 2008 and was its Vice Chairman from 2005 until 2008. Ms. Bechtle’s term expires in 2012.

Ms. Bechtle brings leadership skills and financial experience to the board, having served as Chief Financial Officer of J.R. Bechtle & Co., Chairman of Sugar Bowl Ski Corporation and Chief Executive Officer of the San Francisco Symphony. She has deep knowledge of the company and its business, having served on our board since 1992.

WALTER W. BETTINGER II

DIRECTOR SINCE 2008

Mr. Bettinger, age 50, has served as President and Chief Executive Officer of The Charles Schwab Corporation and a member of the Board of Directors since 2008. He also serves as Chief Executive Officer and a member of the Board of Directors of Charles Schwab Bank and Charles Schwab & Co., Inc., and as a trustee of The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust, Schwab Annuity Portfolios, Laudus Trust, Laudus Institutional Trust, and Schwab Strategic Trust, all registered investment companies. Prior to assuming his current role, he served as President and Chief Operating Officer of the company. He also served as Executive Vice President and President – Schwab Investor Services from 2005 until 2007, Executive Vice President and Chief Operating Officer – Individual Investor Enterprise from 2004 until 2005, Executive Vice President and President – Corporate Services from 2002 until 2004 and Executive Vice President and President – Retirement Plan Services from 2000 until 2002. Mr. Bettinger joined the company in 1995 as part of the acquisition of The Hampton Company, which he founded in 1983. His term expires in 2012.

Mr. Bettinger has significant financial services experience, having served in a senior executive role overseeing sales, service, marketing and operations. As Chief Executive Officer of the company, Mr. Bettinger works closely with the board in evaluating and enhancing the strategic position of the company.

C. PRESTON BUTCHER

DIRECTOR SINCE 1988

Mr. Butcher, age 72, has been Chairman and Chief Executive Officer of Legacy Partners (formerly Lincoln Property Company N.C., Inc.), a real estate development and management firm, since 1998 and Chairman of the Board, Chief Executive Officer and Director of KBS Legacy Partners Apartment REIT, Inc., a real estate investment trust, since August 2009. Mr. Butcher served as President, Chief Executive Officer and Regional Partner of Lincoln Property Company N.C., Inc. from 1967 until 1998. He is a director of Northstar Realty Finance Corp. Mr. Butcher’s term expires in 2012.

Mr. Butcher brings leadership skills and experience in complex financial transactions to the board as Chairman and Chief Executive Officer of Legacy Partners. He has deep knowledge of the company and its business, having served on our board since 1988.

THE BOARD OF DIRECTORS

FRANK C. HERRINGER

DIRECTOR SINCE 1996

Mr. Herringer, age 68, has been Chairman of the Board of Transamerica Corporation, a financial services company, since 1996. He served as Chief Executive Officer of Transamerica from 1991 to 1999 and President from 1986 to 1999, when Transamerica was acquired by AEGON N.V. From the date of the acquisition until 2000, Mr. Herringer served on the Executive Board of AEGON N.V. and as Chairman of the Board of AEGON USA, Inc. Mr. Herringer is also a director of AEGON U.S. Corporation, the holding company for AEGON N.V.’s operations in the United States, Amgen Inc., a biotechnology company, Safeway, Inc., a food and drug retailer, and Cardax Pharmaceuticals, a biotechnology company. Mr. Herringer is a nominee for election this year.

Mr. Herringer brings public company knowledge and leadership experience to the board, having served as Chief Executive Officer of Transamerica, and his service at Transamerica and AEGON contribute to his knowledge of the financial services industry. Mr. Herringer brings insights to our board from his service on other public company boards.

STEPHEN T. MCLIN

DIRECTOR SINCE 1988

Mr. McLin, age 64, has been Chairman and Chief Executive Officer of STM Holdings LLC, which offers merger and acquisition advice, since 1998. From 1987 until 1998, he was President and Chief Executive Officer of America First Financial Corporation, a finance and investment banking firm, and parent of EurekaBank. Before that, he was an Executive Vice President of Bank of America. Mr. McLin is an advisory director of Headwaters MB, a merchant bank, and Financial Technology Ventures, a private equity fund. Mr. McLin is a nominee for election this year.

Mr. McLin brings leadership experience to the board, having served as Chief Executive Officer of America First

Financial Corporation, and extensive knowledge of the financial services industry through his experience at STM Holdings, LLC, America First Financial Corporation and Bank of America. His financial expertise is critical for his role as Audit Committee Chairman.

ARUN SARIN

DIRECTOR SINCE 2009

Mr. Sarin, age 56, served as Chief Executive Officer of Vodafone Group Plc, a mobile telecommunications company, from 2003 until his retirement in 2008. Beginning in 1984, he held a variety of management positions with Pacific Telesis Group, a telecommunications company, and AirTouch Communications, Inc., a wireless telecommunications company, which was spun off from Pacific Telesis Group in 1994. He was appointed President and Chief Operating Officer of AirTouch in 1997. In 1999, Mr. Sarin was appointed Chief Executive Officer of Vodafone’s US/AsiaPacific region. He left Vodafone in 2000 to become Chief Executive Officer of Infospace, Inc., an information technology company. From 2001 until 2003, he served as Chief Executive Officer of Accel-KKR, a private equity firm. He served as a non-executive director of the Court of the Bank of England from 2005 until May 2009. He currently serves as senior advisor for KKR. Mr. Sarin is a director of Cisco Systems, Inc., a networking and communications technology company, and Safeway, Inc., a food and drug retailer. Mr. Sarin’s term expires in 2013.

Mr. Sarin brings public company knowledge and leadership experience to the board, having served as President and Chief Operating Officer of AirTouch Communications, Inc. and Chief Executive Officer of Vodafone Group Plc. He brings insights to our board from his service on other public company boards.

THE BOARD OF DIRECTORS

CHARLES R. SCHWAB

DIRECTOR SINCE 1986

Mr. Schwab, age 73, has been Chairman and a director of The Charles Schwab Corporation since its incorporation in 1986. Mr. Schwab served as Chief Executive Officer of the company from 1986 to 1997 and from 2004 until 2008. He served as Co-Chief Executive Officer of the company from 1998 to 2003. Mr. Schwab was a founder of Charles Schwab & Co., Inc. in 1971, has been its Chairman since 1978, and served as its Chief Executive Officer from 2004 until 2008. Mr. Schwab is Chairman of Charles Schwab Bank and Chairman and trustee of The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust, Schwab Annuity Portfolios, Laudus Trust and Laudus Institutional Trust, all registered investment companies. Mr. Schwab is a nominee for election this year.

Mr. Schwab is the founder of the company, was the Chief Executive Officer of the company, and has been the Chairman since its inception. His vision continues to drive the company’s growth.

PAULA A. SNEED

DIRECTOR SINCE 2002

Ms. Sneed, age 63, is Chairman and Chief Executive Officer of Phelps Prescott Group, LLC, a strategy and management consulting firm. She served as Executive Vice President, Global Marketing Resources and Initiatives, of Kraft Foods, Inc., a global food and beverage company from 2005 until her retirement in 2006; Senior Vice President, Global Marketing Resources and Initiatives from 2004 to 2005; and Group Vice President and President of E-Commerce and Marketing Services for Kraft Foods North America, part of Kraft Foods, Inc., from 2000 until 2004. She joined General Foods Corporation (which later merged with Kraft Foods) in 1977 and held a variety of management positions, including Chief Marketing Officer, Executive Vice President and President Desserts division, and

Executive Vice President and President eCommerce division. Ms. Sneed is a director of Airgas, Inc., a national distributor of industrial, medical and specialty gases and related equipment, and Tyco Electronics, a manufacturer of engineered electronic components, network solutions, wireless systems and telecommunications systems. Ms. Sneed’s term expires in 2013.

Ms. Sneed brings marketing skills and leadership experience to the board, having served as Executive Vice President, Global Marketing Resources and Initiatives, of Kraft Foods, her other management positions at Kraft, and as Chairman and Chief Executive Officer of Phelps Prescott Group. She brings insights to our board through her service on other public company boards.

ROGER O. WALTHER

DIRECTOR SINCE 1989

Mr. Walther, age 75, has served as Chairman and Chief Executive Officer of Tusker Corporation, a real estate and business management company, since 1997. He served as Chairman and Chief Executive Officer of ELS Educational Services, Inc., a provider in the United States and internationally of courses in English as a second language, between 1992 and 1997. Mr. Walther was President, Chief Executive Officer and a director of AIFS, Inc., which designs and markets educational and cultural programs internationally, from 1964 to 1993. Mr. Walther served as Chairman and a director of First Republic Bank from 1985 until 2007. Mr. Walther is a nominee for election this year.

Mr. Walther brings public company knowledge, leadership, and financial services industry experience to the board, having served as Chairman and Chief Executive Officer of Tusker Corporation, Chairman and a director of First Republic Bank, Chief Executive Officer of ELS Educational Services, Inc. and Chief Executive Officer of AIFS, Inc.

THE BOARD OF DIRECTORS

ROBERT N. WILSON

DIRECTOR SINCE 2003

Mr. Wilson, age 70, is Chairman of Still River Systems, a medical device company. Mr. Wilson was Chairman of Caxton Health Holdings, LLC, a healthcare-focused investment firm, from 2004 through 2007, and was Vice Chairman of the board of directors of Johnson & Johnson, a manufacturer of health care products, from 1989 until 2003. Mr. Wilson joined Johnson & Johnson in 1964. Mr. Wilson is also a director of Hess Corporation, an integrated oil and gas company, and Synta Pharmaceuticals Corporation, a bio-pharmaceutical company. Mr. Wilson is a nominee for election this year.

Mr. Wilson brings public company knowledge and leadership experience to the board, having served as Vice Chairman of Johnson & Johnson, Chairman of Still River Systems, and Chairman of Caxton Health Holdings. He brings insights to our board as a director of other public company boards.

DIRECTOR INDEPENDENCE

We have considered the independence of each member of the board in accordance with New York Stock Exchange corporate governance standards. To assist us in our determination, we also adopted general guidelines for independence. The guidelines for independence are available on the company’s website at www.aboutschwab.com/governance.

Based on our guidelines and New York Stock Exchange corporate governance standards, we have determined that the following directors are independent: Nancy H. Bechtle, C. Preston Butcher, Frank C. Herringer, Stephen T. McLin, Arun Sarin, Paula A. Sneed, Roger O. Walther, and Robert N. Wilson.

In determining independence, the Board of Directors considers broadly all relevant facts and circumstances regarding a director’s relationships with the company.

All non-employee directors receive compensation from the company for their service as a director, as disclosed in the section “Compensation Information – Director Compensation,” and are entitled to receive reimbursement for their expenses in traveling to and participating in board meetings. As disclosed in the “Transactions with Related Persons” section of this proxy statement, some directors and entities with which they are affiliated have credit transactions with the company’s banking and brokerage subsidiaries, such as mortgage loans, revolving lines of credit, or other extensions of credit. These transactions with directors and their affiliates are made in the ordinary course of business and to the extent permitted by the Sarbanes-Oxley Act of 2002. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender and do not involve more than the normal risk of collectability or present other unfavorable features.

In addition to the relationships outlined above, the board considered the following types of relationships for the following directors:

•	Nancy H. Bechtle: The director serves as a director of a nonprofit organization to which the company, its affiliates or its charitable foundation have made donations.
•	C. Preston Butcher: The director’s spouse serves as a director of a nonprofit organization to which the company, its affiliates or its charitable foundation have made donations.
•	Frank C. Herringer: The director’s spouse serves as a director of a nonprofit organization to which the company, its affiliates or its charitable foundation have made donations.
•	Stephen T. McLin: The director’s son is employed by the company in a non-executive officer, non-managerial capacity.

THE BOARD OF DIRECTORS

CORPORATE GOVERNANCE INFORMATION

Board Leadership

The Chairman of the Board is Charles R. Schwab. The Chairman and Chief Executive Officer roles are split, and Mr. Bettinger serves as Chief Executive Officer. The Chairman of the Board approves the agenda for board meetings and leads the board in its discussions. Mr. Schwab and Mr. Bettinger, as the only two management directors, do not participate in sessions of non-management directors. As provided in our Corporate Governance Guidelines, non-management directors meet regularly in executive session without management. The Chairman of the Nominating and Corporate Governance Committee presides over the executive sessions of non-management directors. Mr. Herringer, as Chairman of the Nominating and Corporate Governance Committee in 2010, led the non-management directors in executive session.

The board has three standing committees (Audit, Compensation, and Nominating and Corporate Governance) that are composed entirely of independent directors and are chaired by independent directors. Given the role and scope of authority of these committees, and that 80% of the board is composed of independent directors, the board believes that its leadership structure, with the Chairman of the Board leading board discussions, and the Chairman of the Nominating and Corporate Governance Committee leading non-management executive sessions, is appropriate.

Risk Oversight

As part of its oversight functions, the Board of Directors is responsible for oversight of risk management at the company. Responsibility for oversight of risk management is delegated to the Audit Committee, which reviews with management the company’s major risk exposures and the steps management has taken to monitor and control such exposures, including the company’s risk assessment and risk management policies. The Compensation Committee, as described in the Compensation Discussion and Analysis, separately reviewed the compensation program with respect to incentives for risk-taking by employees. For further discussion of risk management at the company, please see “Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Management” of the company’s Form 10-K for the period ended December 31, 2010.

Board Structure and Committees

The authorized number of directors is currently ten and the company has ten directors. Five directors are nominees for election this year and five directors will continue to serve the terms described in their biographies.

Directors currently serve staggered terms. Each director who is elected at an annual meeting of stockholders serves a three-year term, and the directors are divided into three classes.

The board held six meetings in 2010. Each director attended at least 75% of all board and applicable committee meetings during 2010. As provided in our Corporate Governance Guidelines, we expect directors to attend the annual meeting of stockholders. In 2010, ten directors attended the annual meeting.

We have an Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each of these committees is composed entirely of “independent directors” as determined by the Board of Directors in accordance with its independence guidelines and New York Stock Exchange corporate governance standards. In addition to those standing committees, the board may from time to time establish ad hoc committees to assist in various matters.

THE BOARD OF DIRECTORS

The Audit Committee held eight meetings in 2010 and is composed of the following members: Stephen T. McLin (Chairman), C. Preston Butcher, and Arun Sarin. None of the directors on the Audit Committee is or has been an employee of The Charles Schwab Corporation or any of its subsidiaries. None of the Audit Committee members simultaneously serves on the audit committees of more than three public companies, including ours. All of the members of the Audit Committee are able to read and understand fundamental financial statements, including the company’s balance sheet, income statement, and cash flow statement. The board has determined that Stephen T. McLin is an Audit Committee financial expert.

The Audit Committee:

•	reviews and discusses with management and the independent auditors the company’s annual and quarterly financial statements and the integrity of the financial reporting process,

•	reviews the qualifications and independence of the independent auditors and performance of the company’s internal and independent auditors,

•	reviews reports from management regarding major risk exposures and steps management has taken to address such exposures, and

•	reviews compliance with legal and regulatory requirements.

The Compensation Committee held six meetings in 2010 and is composed of the following members: Roger O. Walther (Chairman), Nancy H. Bechtle, Frank C. Herringer, Paula A. Sneed, and Robert N. Wilson. The Compensation Committee:

•	annually reviews and approves corporate goals and objectives relating to compensation of executive officers and other senior officers,

•	evaluates the performance of executive officers and other senior officers and determines their compensation levels,
•	reviews and approves compensatory arrangements for executive officers and other senior officers, and

•	approves long-term awards for executive officers and other senior officers.

The Nominating and Corporate Governance Committee held one meeting in 2010 and is composed of the following members: Frank C. Herringer (Chairman), Nancy H. Bechtle, C. Preston Butcher, Stephen T. McLin, Arun Sarin, Paula A. Sneed, Roger O. Walther, and Robert N. Wilson. The Nominating and Corporate Governance Committee:

•	identifies and evaluates individuals qualified to serve on the board,

•	recommends nominees to fill vacancies on the board and each board committee and recommends a slate of nominees for election or re-election as directors by the stockholders,

•	makes recommendations regarding succession planning for the Chief Executive Officer and executive management, and

•	assesses the performance of the board and its committees and recommends corporate governance principles for adoption by the board.

The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee have written charters. You may find a copy of these charters, as well as our Corporate Governance Guidelines and Code of Business Conduct and Ethics, on the company’s website at www.aboutschwab.com/governance. You also may obtain a paper copy of these items, without charge, from:

Assistant Corporate Secretary

The Charles Schwab Corporation

Mailstop SF211MN-05

211 Main Street

San Francisco, California 94105

THE BOARD OF DIRECTORS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is or has been an officer or employee of the company or any of its subsidiaries. There were no Compensation Committee interlocks as defined under Securities and Exchange Commission rules during 2010.

DIRECTOR NOMINATIONS

The Nominating and Corporate Governance Committee recommended all of the nominees for election included in this year’s proxy statement.

The Nominating and Corporate Governance Committee has a policy to consider candidates recommended by stockholders. The policy provides that stockholder recommendations must be in writing and include the following information: (i) the name, address and contact information of the recommending stockholder; (ii) proof of the stockholder’s share ownership; (iii) a resume or statement of the candidate’s qualifications; and (iv) a statement of the stockholder’s relationship with the proposed candidate or interest in the proposed candidacy. The written recommendation must be addressed to the Assistant Corporate Secretary at the address provided in the “Corporate Governance Information” section of this proxy statement.

Diversity

When identifying director nominees, the board considers the qualifications and skills represented on the board. As discussed in the “Director Qualifications” section below, one of the considerations evaluated by the board is the diversity of experience and background of directors. This consideration is broad, is consistent with our company’s non-discrimination policies, and includes diversity of skill sets and experience as well as background, including race and gender.

The Nominating and Corporate Governance Committee annually reviews the structure and size of the board to assure that the proper skills are represented on the board. This assessment includes the effectiveness of board composition, including the qualifications, skills, and diversity represented on the board.

Director Qualifications

The qualifications for directors are described in our Corporate Governance Guidelines, which are available on the company’s website at www.aboutschwab.com/governance. In addition, the committee believes that the following specific, minimum qualifications must be met by a nominee for the position of director:

•	the ability to work together with other directors, with full and open discussion and debate as an effective group,

•

current knowledge and experience in the company’s business or operations, or contacts in the community in which the company does business and in the industries relevant to the company’s business, or substantial business, financial or industry-related experience, and

•	the willingness and ability to devote adequate time to the company’s business.

The committee also considers the following qualities and skills when making its determination whether a nominee is qualified for the position of director:

•	relationships that may affect the independence of the director or conflicts of interest that may affect the director’s ability to discharge his or her duties,

•	diversity of experience and background, including the need for financial, business, academic, public sector and other expertise on the board or board committees, and

THE BOARD OF DIRECTORS

•	the fit of the individual’s skills and experience with those of the other directors and potential directors in comparison to the needs of the company.

When evaluating a candidate for nomination, the committee does not assign specific weight to any of these factors or believe that all of the criteria necessarily apply to every candidate.

Identifying and Evaluating Candidates for Director

The Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of board members in the context of the current composition of the board. Candidates considered for nomination to the Board of Directors may come from several sources, including current and former directors, professional search firms and stockholder recommendations. Nominees for director are evaluated, in consultation with the company’s Chairman, by the committee, which may retain the services of a professional search firm to assist it in identifying or evaluating potential candidates.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

If you wish to communicate with the board, the chairman of the Nominating and Corporate Governance Committee, or with the independent directors as a group, you may send your communication in writing to the Assistant Corporate Secretary at the address provided in the “Corporate Governance Information” section of this proxy statement. You must include your name and address in the written communication and indicate whether you are a stockholder of the company.

The Assistant Corporate Secretary will compile all communications, summarize lengthy, repetitive or duplicative communications and forward them to the appropriate director or directors. The Assistant Corporate Secretary will not forward non-substantive communications or communications that pertain to personal grievances, but instead will forward them to the appropriate department within the company for resolution. In such cases, the Assistant Corporate Secretary will retain a copy of such communication for review by any director upon his or her request.

AUDITOR FEES

Audit Fees

The aggregate fees for professional services billed by Deloitte in connection with their audits of the consolidated annual financial statements and management’s assessment of the effectiveness of internal control over financial reporting, and reviews of the consolidated financial statements included in quarterly reports on Form 10-Q were:

Fiscal year ended December 31:

2010	$4.4 million

2009	$3.9 million

Audit-Related Fees

“Audit-Related” fees include assurance and related services, such as reports on internal controls, review of Securities and Exchange Commission filings, merger and acquisition due diligence and related services. The aggregate fees billed by Deloitte for such services were:

Fiscal year ended December 31:

2010	$1.8 million

2009	$1.0 million

Tax Fees

The Audit Committee has limited tax services by Deloitte to tax return review, preparation and compliance. The aggregate fees billed by Deloitte for these services were:

Fiscal year ended December 31:

2010	$0.1 million

2009	$0.1 million

THE BOARD OF DIRECTORS

All Other Fees

All other services represent fees not included in “audit fees,” “audit-related fees,” and “tax fees.” The aggregate fees billed by Deloitte for these services were:

Fiscal year ended December 31:

2010	None

2009	None

In addition to the services listed above, Deloitte provides audit services to certain unconsolidated affiliated mutual funds and foundations. The fees for such audit services are included in the expenses of the mutual funds and foundations and borne by the stockholders of the funds and foundations. Amounts billed by Deloitte for these services were $0.1 million in both 2010 and 2009. These amounts are not included in the expenses of The Charles Schwab Corporation.

Non-Audit Services Policies and Procedures

The Audit Committee has adopted a policy regarding non-audit services performed by Deloitte. The Audit Committee’s policy prohibits engaging Deloitte to perform the following services:

•	any contingent fee arrangement,

•	bookkeeping or other services relating to accounting records or financial statements of the audit client,

•	broker-dealer services,

•	actuarial services,

•	management and human resource functions (including executive search services),

•	legal services and expert services unrelated to the audit,

•	appraisal and valuation services, fairness opinions or contribution-in-kind reports,

•	internal audit outsourcing,

•	financial information systems design and implementation,

•	tax consulting or advice or a tax opinion on an “aggressive” tax position or on a “listed transaction” or a “confidential transaction” as defined by U.S. Department of Treasury regulations, and

•	tax services to employees who have a financial reporting oversight role.

The policy requires the pre-approval of the Audit Committee for other non-audit services performed by Deloitte. The policy divides non-audit services into three separate categories, which the Audit Committee has pre-approved subject to an annual aggregate dollar limit for each category. Once the dollar limit in each of these three categories is reached, the Audit Committee will decide whether to establish an additional spending limit for the category or specifically pre-approve each additional service in the category for the remainder of the year. The three categories are:

•

accounting theory consultation (includes services such as guidance on the application of Generally Accepted Accounting Principles to various transactions and guidance on the effects of new accounting pronouncements),

•

assurance and due diligence (includes services such as certain reports on internal controls, review of Securities and Exchange Commission filings, merger and acquisition due diligence, employee benefit plan audits, and foreign statutory audits and regulatory reports), and

•	tax return review, preparation and compliance.

Services not subject to pre-approval limits in one of the three categories above require specific pre-approval from the Audit Committee. Fees related to services requiring specific pre-approval are limited, on an annual basis, to 50% of the combination of audit fees, audit-related fees and tax fees.

The policy permits the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee, provided that the member or members report to the entire Audit Committee

THE BOARD OF DIRECTORS

pre-approval actions taken since the last Audit Committee meeting. The policy expressly prohibits delegation of pre-approval authority to management.

In fiscal years 2010 and 2009, the Audit Committee pre-approved 100% of the services performed by Deloitte relating to “audit-related fees” and “tax fees.”

AUDIT COMMITTEE REPORT

The Audit Committee has met and held discussions with management and the company’s independent registered public accounting firm. As part of this process, the committee has:

•  reviewed and discussed the audited financial statements with management,

•  discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 114, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and

•  received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Stephen T. McLin, Chairman

C. Preston Butcher

Arun Sarin

COMPENSATION INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee’s compensation philosophy and objectives are designed to:

•	attract, motivate and retain executive officers,

•	align executive compensation opportunities with the long-term interests of the company and its stockholders, and

•	link executive pay with individual and company performance.

How Compensation Decisions Were Made

The Compensation Committee reviews and approves compensation for the Chairman, the Chief Executive Officer, executive officers, and other senior officers. It reviews and recommends to the board compensation for the non-employee directors. The Compensation Committee evaluates as a committee, or together with the other independent directors and the Chairman, the performance and compensation of the Chief Executive Officer. The Compensation Committee also considers recommendations from the Chairman and the Chief Executive Officer regarding compensation for the other executive officers and performance criteria for annual and long-term incentives. These recommendations are developed in consultation with the Executive Vice President – Human Resources and Employee Services and, with respect to performance criteria and goals for annual and long-term incentives, the Chief Financial Officer. While the Compensation Committee considers these recommendations, it does not delegate authority to management for executive compensation decisions.

The Compensation Committee’s review of executive compensation in 2010 included consideration of the economic environment, market trends, new laws and regulations, and proposed legislation. The Compensation Committee also reviewed management’s report on compensation practices and policies and the potential impact on risk-taking by employees. The report assessed all employee compensation programs with an emphasis on changes made in 2010, all variable compensation including bank product incentives, and the oversight and approval process for new and existing compensation plans. The report identified the following risk-mitigating factors currently in place:

•	approval of executive compensation by an independent board committee,

•	performance-based long-term incentive awards,

•	a balanced suite of performance metrics with a strong link to stockholder value,

•	caps on annual incentive opportunities,

•	performance goals based on board-approved business plans,

•	a four-year vesting period for equity awards with limited opportunities for accelerated vesting,

•	meaningful executive stock ownership guidelines, and

•	modest severance benefits.

The Compensation Committee has approved the use of a peer group as a source of benchmarking data, which it uses as market reference points to assess the competitiveness of compensation. Prior to October 2010, the approved peer group was: Ameriprise Financial, Inc.; Comerica, Inc.; E*Trade Financial Corp.; Fidelity Investments; Fifth Third Bancorp; Franklin Resources Inc.; Janus Capital Group Inc.; KeyCorp; Legg Mason Inc.; Northern Trust Corp.; PNC Financial Services Group Inc.; Raymond James Financial Corp.; State Street Corp.; T. Rowe Price Group, Inc.; and TD Ameritrade Holding Co. The companies in that peer group were selected based on quantitative factors such as revenue, market capitalization and number of employees and qualitative factors such as business model, geographical coverage, and competition for business and for employees. The Compensation Committee periodically reviews the peer group and in October 2010 approved changes to the peer group based on the above factors and to include companies with a high volume of consumer financial operations. The revised peer group adds BB&T Corporation, The Bank of New York Mellon

COMPENSATION INFORMATION

Corporation, Discover Financial Services, Fiserv, Inc., Huntington Bancshares Incorporated, Invesco Ltd., M&T Bank Corporation, and The Western Union Company, and removes Janus Capital Group Inc., KeyCorp, and PNC Financial Services Group Inc.

Under its charter, the Compensation Committee is authorized to retain compensation consultants and to approve the terms of the engagement. In 2010, the Compensation Committee engaged Exequity LLP (“Exequity”) to provide general advice and counsel with respect to management programs, market practices and trends. In July 2010, the Compensation Committee engaged Semler Brossy Consulting Group LLC (“Semler Brossy”) to review financial performance and pay trends across the financial services industry, provide an analysis of the peer group and recommendations for changes, review long-term incentives used at the companies in the new peer group, and provide general advice and counsel with respect to management programs, market practices and trends. Exequity and Semler Brossy were engaged by the Compensation Committee directly and neither firm provides other services to the company.

In setting compensation in 2010, the Compensation Committee considered a competitive pay analysis of peer companies with data provided by Hewitt Associates and analyzed by Exequity. The Compensation Committee also considered each executive’s experience, role, past and expected performance, pay relative to internal peers, and the economic environment in setting compensation in 2010. It also reviewed reports prepared by the company’s Human Resources Department on each executive’s pay history with actual total compensation for 2006 to 2009, projected 2010 compensation, the value and vesting schedule of outstanding long-term awards, the value of performance-based restricted stock forfeited in 2010, 401(k) balances, deferred compensation balances, each component of pay as a percentage of total compensation, and earnings from long-term compensation. The Compensation Committee did not use a formula or assign a weighting to various factors considered in setting compensation. It did not target a specific percentage mix between cash compensation and long-term incentives or any specific percentage of total compensation for each compensation component.

The Compensation Committee reviewed benchmarking data based on functional title (where available) and ranking (based on proxy disclosures). The benchmarking data was used as market reference points to assess the competitiveness of compensation. In 2010, Hewitt Associates provided benchmarking data on each component of compensation for each named executive officer and on total direct compensation, which includes salary, bonus and long-term incentives valued at grant, excluding special awards (for example, promotional or new hire awards). Generally, our philosophy is to position base pay near the 50th percentile and target total cash and long-term incentives between the 50th and 75th percentile, over time. However, the market percentiles are not used as targets for setting compensation.

Compensation plans generally are structured so that compensation is performance-based and therefore deductible under Section 162(m) of the Internal Revenue Code. However, depending on business needs, the Compensation Committee may use its discretion to approve compensatory arrangements that are not deductible under Section 162(m). In 2010, compensation of the named executive officers was deductible under Section 162(m) except for portions of compensation in excess of $1 million received by a named executive officer due to the vesting of past equity awards that are not considered performance-based, such as time-vested restricted stock, and dividends on unvested restricted stock and certain performance-based restricted stock.

What Compensation Was Awarded and Why

Base salary, annual cash incentives and long-term incentive awards are the key compensation elements for achieving the compensation objectives described above. The Compensation Committee strives to balance various incentives to motivate and reward executive officers for

COMPENSATION INFORMATION

effectively evaluating business opportunities and taking appropriate risks to grow the company and generate long-term value for stockholders.

Base Salary

Base salary is a key element to attract, motivate and retain executive officers. In an effort to simplify the compensation program, effective December 31, 2009 the Compensation Committee eliminated a $36,000 annual cash perquisites allowance, which was a cash payment in lieu of in-kind perquisites. It approved a corresponding adjustment to base salary effective January 1, 2010 for each of the named executive officers, with the exception of Mr. Schwab and Mr. Bettinger, who did not receive a perquisite allowance. After a review of the factors previously outlined and in consideration of the economic environment, the Compensation Committee did not make any other increases in base salaries for the named executive officers.

Annual Cash Incentives

Annual cash incentives align the interests of the executive officers with those of the company and its stockholders and link executive pay with performance. Annual cash incentive awards in 2010 for the named executive officers were made pursuant to the Corporate Executive Bonus Plan. In the first quarter of the year, the Compensation Committee established the performance criteria and set performance goals and a target award for each executive officer, expressed as a percentage of base salary. The performance goals for the company were based on overall corporate financial performance and were the same for all individual executive officers. The target award for each executive officer was based on factors previously outlined. In consideration of the economic environment, the Compensation Committee did not adjust target awards for any executive officer for 2010.

In addition to the factors noted above, when selecting the performance criteria for the annual cash incentives, the Compensation Committee considered the importance of rewarding performance in a difficult market environment and linking bonus funding to the company’s financial results and stockholders’ interests. The Compensation Committee selected overall corporate performance based on earnings per share as the performance criterion to focus executives on both operating performance and capital management. For purposes of the Corporate Executive Bonus Plan, earnings per share is calculated as fully diluted earnings per share for net income calculated in accordance with U.S. generally accepted accounting principles and excluding losses from discontinued operations, extraordinary losses, unusual losses, the cumulative negative effect of changes in accounting principles, losses on acquisitions or divestitures, losses from foreign exchange transactions, and any unusual non-recurring losses. The Compensation Committee reviews the calculation of defined earnings per share and may exercise discretion to include or exclude any significant non-routine items. The performance goals were set forth in a matrix, with a bonus payout percentage assigned to each amount of earnings per share. Award payouts under the matrix could range from 0% to 200% of the target award. The Compensation Committee set the target for a payout at 100% of the target award at earnings per share of $0.90. Achieving earnings per share of less than $0.90 per share would result in a payout of between 0% and 100%, and achieving earnings per share of more than $0.90 would result in a payout of between 100% and 200% of the target amount.

For purposes of determining payouts under the Corporate Executive Bonus Plan in 2010, earnings per share was $0.64, which excluded certain non-routine charges as described above. The Compensation Committee reserves discretion to reduce payouts. It exercised its discretion and approved payouts based on earnings per share of $0.63 per share, which supported a payout of 70% of the target award. It did not exercise discretion to reduce the cash incentive award for any individual named executive officer and approved funding at 70% of target for each of the named executive officers.

COMPENSATION INFORMATION

In the first quarter of 2011, the Compensation Committee considered performance criteria for 2011 annual cash incentive awards under the Corporate Executive Bonus Plan. The Compensation Committee selected a performance criterion based on overall corporate performance as measured by earnings per share.

Long-Term Incentives

Long-term incentives help achieve the three objectives of the executive compensation program. In 2010, the Compensation Committee granted equity awards of stock options and performance-based restricted stock units based on its review of the factors noted above.

The Compensation Committee granted long-term equity awards of 70% stock options and 30% performance-based restricted stock units to the named executive officers. The stock options were granted in three equal installments with grant dates of March 1, August 2, and November 1, 2010, and the performance-based restricted stock units were granted in a single installment with a grant date of November 1, 2010. The stock options vest 25% annually over four years. The performance-based restricted stock units have four one-year performance periods ending September 30, 2011, 2012, 2013 and 2014, respectively, and vest in installments of 25% after each performance period only if the Compensation Committee certifies that the performance goal for that period has been met. The Compensation Committee will set the performance goal within the first 90 days of each one-year performance period. For the performance period ending September 30, 2011, the Compensation Committee set a performance goal of return on equity equal to 12% or greater. If the Compensation Committee certifies that the goal has been met for the performance period, then the portion of the restricted stock unit award that is due to vest for that performance period (25% of the total grant) will vest. If the goal has not been met, then the restricted stock units due to vest for that performance period will be forfeited.

The Compensation Committee also granted accumulated dividend equivalent payments on the performance-based restricted stock units. These payments will vest, if at all, at the same time as the underlying units. If the performance goal for return on equity is not met, the dividend equivalent payments will be forfeited.

In October 2010, named executive officers forfeited portions of the performance-based restricted stock granted to them in 2006, 2007 and 2008 because corporate performance for the applicable one-year performance periods ending October 31, 2010 (for the 2006 grant) and September 30, 2010 (for the 2007 and 2008 grants) did not meet the targets set when the awards were granted. The named executive officers did vest in the first 25% installment of the performance-based restricted stock units granted to them in 2009 based on the company’s achievement of return on equity equal to or greater than 12% for the one-year performance period ending on September 30, 2010.

The Board of Directors has adopted stock ownership guidelines to promote significant equity ownership by executives and further align their long-term financial interests with that of other stockholders. Under the guidelines, the Chief Executive Officer is expected to maintain an investment position in company stock equal to at least five times base salary. All other executive officers are expected to maintain an investment position equal to at least three times base salary. Shares owned directly, beneficially owned under company benefit plans, restricted stock, and restricted stock units are included in determining ownership levels, but stock options are not. The stock ownership guidelines provide for potential penalties if the target ownership levels are not met within five years. For 2010, all of the named executive officers have stock ownership exceeding the guidelines.

In addition to the stock ownership guidelines, speculative trading in the company’s stock is prohibited. Prohibited speculative trading includes short-term trading, selling short, buying options to open a position and selling uncovered options.

COMPENSATION INFORMATION

Guidelines for Equity Awards

The company has no program, plan or practice to time the grant of stock-based awards relative to the release of material non-public information or other corporate events. All equity grants to directors and executive officers are approved by the Compensation Committee or the independent directors at regularly scheduled meetings or, in limited cases involving key recruits or promotions, by a special meeting or unanimous written consent. The grant date is the meeting date or a fixed, future date specified at the time of the grant. Under the terms of the company’s stock incentive plan, the exercise price of options cannot be less than the closing price of company stock on the grant date. In the event of securities law violations, the Compensation Committee reserves the right to reduce or cause the executive to forfeit equity awards and to require disgorgement of any profit realized from equity awards.

Other Compensation

In connection with his promotion to President and Chief Executive Officer in 2008, the Compensation Committee approved certain benefits for Mr. Bettinger, including a car service for commuting purposes and use of fractionally-owned aircraft consistent with company policies.

As a result of the security study performed by an independent, third-party consulting firm, the company incurs costs for a driver and for the maintenance of security systems and equipment for Mr. Schwab that are necessary for his protection as the company’s founder and Chairman.

Executive officers may participate in the company’s 401(k) plan and employee stock purchase plan (except Mr. Schwab, who is excluded from the employee stock purchase plan because he owns more than 5% of the company’s stock) available to all eligible employees subject to Internal Revenue Service limits, and a deferred compensation plan available to officers and other key employees. The company offers no defined benefit plan, special retirement plan for executives or other nonqualified excess plans.

All employees, including executive officers other than Mr. Schwab, are eligible to receive severance benefits under the company’s Severance Pay Plan, which is described in the narrative following the Termination and Change in Control Benefits Table. Benefits are available under this plan only in the event of termination of employment on account of job elimination. Under the severance program, executive vice presidents will be eligible to receive 15 days of base salary for each year of service with a minimum of seven months and a maximum of 12 months of severance pay. Mr. Schwab is entitled to severance benefits pursuant to his employment agreement described in the narrative to the Summary Compensation Table.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2010 and the proxy statement on Schedule 14A.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Roger O. Walther, Chairman

Nancy H. Bechtle

Frank C. Herringer

Paula A. Sneed

Robert N. Wilson

COMPENSATION INFORMATION

EXECUTIVE COMPENSATION TABLES

The following tables show compensation information for the named executive officers: Walter W. Bettinger II, President and Chief Executive Officer, Joseph R. Martinetto, the company’s Chief Financial Officer, and the next three most highly compensated executive officers as of December 31, 2010.

2010 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compen- sation[4] ($)	All Other Compen- sation[5] ($)	Total ($)

Walter W. Bettinger II PRESIDENT AND CHIEF EXECUTIVE OFFICER	2010	900,000	—	2,117,300	4,550,000	2,362,500	89,119	10,018,919
	2009	900,000	—	1,950,000	4,550,000	2,531,250	98,160	10,029,410
	2008	793,750	128,250	3,000,000	7,000,000	4,348,950	119,890	15,390,840

Joseph R. Martinetto CHIEF FINANCIAL OFFICER	2010	486,000	—	390,900	840,000	510,300	19,440	2,246,640
	2009	450,000	—	360,000	840,000	506,250	56,564	2,212,814
	2008	443,333	—	240,000	960,000	884,899	55,474	2,583,706

Benjamin L. Brigeman EXECUTIVE VICE PRESIDENT – INVESTOR SERVICES	2010	511,000	—	472,300	1,015,000	536,550	28,554	2,563,404
	2009	475,000	—	435,000	1,015,000	534,375	59,055	2,518,430

James D. McCool EXECUTIVE VICE PRESIDENT – INSTITUTIONAL SERVICES	2010	511,000	—	456,000	980,000	536,550	68,684	2,552,234
	2009	475,000	—	420,000	980,000	534,375	243,291	2,652,666
	2008	435,833	—	300,000	1,200,000	910,850	861,828	3,708,511

Charles R. Schwab[6] CHAIRMAN	2010	500,000	—	977,200	2,100,000	874,999	67,167	4,519,366
	2009	500,000	—	900,000	2,100,000	937,499	221,604	4,659,103
	2008	858,333	—	—	—	2,466,833	65,240	3,390,406

(1)	The amounts shown in this column represent bonuses paid outside of the Corporate Executive Bonus Plan, a non-equity incentive plan, for officers who received promotions after the beginning of the performance period.

(2)	The amounts shown in this column represent the aggregate grant date fair value of the performance-based and time-based awards, calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718. The accounting grant date for performance-based awards under ASC Topic 718 is the date the performance criteria were determined, which was December 14, 2010 for the performance-based restricted stock units granted in 2010. Performance-based restricted stock awarded in 2008 and performance-based restricted stock units awarded in 2009 and 2010 only vest upon satisfaction of the performance conditions of those awards. The maximum value of those awards is included in the table, as it represents the aggregate compensation cost expected at the grant date to be recognized over the service period (excluding the effect of any estimated forfeitures).

Executive officers who received performance-based restricted stock granted in 2008 forfeited the portion of that grant with vesting dates in 2009 and 2010, because the performance conditions for those awards were not satisfied in 2009 and 2010. The value of these forfeited awards was not subtracted from the grant date fair values

COMPENSATION INFORMATION

of the awards included in this column for 2008. For further discussion of the company’s accounting for its equity compensation plans, including key assumptions, see “Part II – Item 8 – Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Note 2. Summary of Significant Accounting Policies,” and “ – Note 19. Employee Incentive, Deferred Compensation, and Retirement Plans” from the company’s Form 10-K for the period ending December 31, 2010.

(3)	The amounts shown in this column represent the aggregate grant date fair value of the stock option awards. For further discussion of the company’s accounting for its equity compensation plans, including key assumptions, see “Part II – Item 8 – Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements – Note 2. Summary of Significant Accounting Policies,” and “ – Note 19. Employee Incentive, Deferred Compensation, and Retirement Plans” from the company’s Form 10-K for the period ending December 31, 2010.

(4)	The amounts shown in this column include amounts earned under the Corporate Executive Bonus Plan.

(5)	The amounts shown in this column for 2010 include the following:

Named Executive Officer	Employer Matching Contributions[a] ($)	Restricted Stock Dividends[b] ($)	Security Costs[c] ($)	Relocation[d] ($)

Walter W. Bettinger II	12,500	72,174	—	—

Joseph R. Martinetto	12,500	6,238	—	—

Benjamin L. Brigeman	12,500	8,295	—	—

James D. McCool	12,500	6,283	—	45,096

Charles R. Schwab	12,500	3,128	35,263	—

In addition to the amounts shown in the table above, Mr. Bettinger has the use of parking and a car service for commuting purposes but did not utilize the car service in 2010. On certain occasions in 2010, Mr. Bettinger’s family members and guests took personal flights on fractionally-owned aircraft when accompanying company executives traveling for business purposes. There was no aggregate incremental cost to the company for those flights, including no reduced tax deductions. The company incurred driver costs for Mr. Schwab, and those costs are included in the amounts shown in the “All Other Compensation” column of the Summary Compensation Table.

(a)	The amounts in this column are employer match payments under the company’s defined contribution plan, the SchwabPlan Retirement Savings and Investment Plan, which is a 401(k) plan available to all eligible employees.

(b)	The amounts in this column are dividends on unvested restricted stock awards. These amounts are not included in the fair market value of the stock on the grant date shown in the Grants of Plan-Based Awards Table.

(c)	The amounts in this column represent costs for a security program for the protection of Mr. Schwab which was established as part of the company’s business protection plans and is not for his personal benefit. The company adopted security measures as part of the company’s business protection plans on the recommendation of an independent, third-party consulting firm. The value shown for security costs is the aggregate incremental cost to the company, which includes invoiced costs for maintaining and monitoring security systems and equipment.

COMPENSATION INFORMATION

(d)	In connection with his promotion to Executive Vice President – Institutional Services in 2008, the Compensation Committee approved relocation benefits for Mr. McCool consistent with the company’s relocation program for officers, and Mr. McCool continued to receive benefits in 2010 due to the relocation. The value shown for relocation expense is the aggregate incremental cost to the company, which includes the invoiced costs in 2010 for a cash subsidy to offset mortgage costs.

(6)	Mr. Schwab has had an employment contract with the company since 1987. His employment contract is described in the Narrative to Summary Compensation and Grants of Plan-Based Awards Tables.

COMPENSATION INFORMATION

2010 Grants of Plan-Based Awards Table

Name	Grant Date		Date of Action if Not Grant Date[1]	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options[4] (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards ($)[5]
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Walter W. Bettinger II	2/5/2010 3/1/2010 8/2/2010 11/1/2010 12/14/2010	[6]	— 2/5/2010 2/5/2010 2/5/2010 2/5/2010	— — — — —	3,375,000 — — — —	6,750,000 — — — —	— — — — —	— — — — 126,255	— — — — —	— — — — —	— 243,446 281,909 287,248 —	— 18.25 15.00 15.43 —	— 1,516,667 1,516,667 1,516,667 2,117,300
Joseph R. Martinetto	2/5/2010 3/1/2010 8/2/2010 11/1/2010 12/14/2010	[6]	— 2/5/2010 2/5/2010 2/5/2010 2/5/2010	— — — — —	729,000 — — — —	1,458,000 — — — —	— — — — —	— — — — 23,309	— — — — —	— — — — —	— 44,944 52,045 53,031 —	— 18.25 15.00 15.43 —	— 280,000 280,000 280,000 390,900
Benjamin L. Brigeman	2/5/2010 3/1/2010 8/2/2010 11/1/2010 12/14/2010	[6]	— 2/5/2010 2/5/2010 2/5/2010 2/5/2010	— — — — —	766,500 — — — —	1,533,000 — — — —	— — — — —	— — — — 28,165	— — — — —	— — — — —	— 54,308 62,888 64,079 —	— 18.25 15.00 15.43 —	— 338,333 338,333 338,333 472,300
James D. McCool	2/5/2010 3/1/2010 8/2/2010 11/1/2010 12/14/2010	[6]	— 2/5/2010 2/5/2010 2/5/2010 2/5/2010	— — — — —	766,500 — — — —	1,533,000 — — — —	— — — — —	— — — — 27,194	— — — — —	— — — — —	— 52,435 60,719 61,869 —	— 18.25 15.00 15.43 —	— 326,667 326,667 326,667 456,000
Charles R. Schwab	2/5/2010 3/1/2010 8/2/2010 11/1/2010 12/14/2010	[6]	— 2/5/2010 2/5/2010 2/5/2010 2/5/2010	— — — — —	1,250,000 — — — —	2,500,000 — — — —	— — — — —	— — — — 58,272	— — — — —	— — — — —	— 112,360 130,112 132,576 —	— 18.25 15.00 15.43 —	— 700,000 700,000 700,000 977,200

(1)	This column shows the date that the Compensation Committee or the independent directors took action with respect to the equity award if that date is different than the grant date. If the grant date is not the meeting date, it is a fixed, future date specified at the time of the grant.

(2)	These columns show the range of possible payouts for annual cash incentive awards granted in 2010 under the Corporate Executive Bonus Plan. The actual annual cash incentive awards paid for 2010 performance under this plan are shown in the “non-equity incentive plan compensation” column to the Summary Compensation Table.

(3)	These performance-based restricted stock unit awards were granted under the 2004 Stock Incentive Plan and vest in equal installments of 25% on the first, second, third, and fourth anniversary of the grant date, provided a performance target established for the one-year performance period ending on each September 30 preceding the vesting date is met. If a performance target for any one-year performance period is not met, the 25% installment of the award associated with that performance period will be forfeited.

COMPENSATION INFORMATION

(4)	These stock option awards were granted under the 2004 Stock Incentive Plan and vest in equal installments of 25% on the first, second, third and fourth anniversary of the grant date and expire on the tenth anniversary of the grant date.

(5)	For option awards, the grant date fair value was determined by multiplying the number of shares granted by the fair value of the option as determined by a binomial option pricing model. The fair values of the options determined by the binomial pricing model on March 1, 2010, August 2, 2010 and November 1, 2010 were $6.23, $5.38 and $5.28, respectively. For restricted stock unit awards, the grant date fair value was determined by multiplying the number of units granted by the average of the high and low market price of the company’s common stock on the grant date of December 14, 2010, which was $16.77.

(6)	The grant date in the table for the performance-based restricted stock units as determined in accordance with ASC Topic 718 is the date on which all of the significant terms, including any performance criteria, were established. The grant date authorized by the Compensation Committee on February 5, 2010 for the performance-based restricted stock unit awards was November 1, 2010.

NARRATIVE TO SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS TABLES

Base Salaries

In 2009, the Compensation Committee adjusted base salaries for Mr. Martinetto, Mr. Brigeman and Mr. McCool effective January 1, 2010. These adjustments of $36,000, or 8%, replaced the perquisite allowance that the Compensation Committee discontinued for these officers and other executive vice presidents, effective December 31, 2009. The Compensation Committee made no other adjustments to base salary for the named executive officers in 2010.

Performance-Based Restricted Stock Units

In 2010, the Compensation Committee approved the same dollar amount of performance-based restricted stock unit awards for each of the named executive officers as in 2009. However, the numbers reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table for 2010 are higher than the amounts reported in 2009 because of the requirement to report the aggregate grant date fair value calculated in accordance with ASC Topic 718. Under ASC Topic 718, the accounting grant date is the date the performance criteria were determined, which was December 14, 2010. The average of the high and low market price of a share of common stock on December 14, 2010 was $16.77, which was higher than on the date authorized for grant of November 1, 2010 when it was $15.45. On the November 1, 2010 grant date, the values of the awards were as follows: $1,950,000 for Mr. Bettinger, $360,000 for Mr. Martinetto, $435,000 for Mr. Brigeman, $420,000 for Mr. McCool, and $900,000 for Mr. Schwab.

Defined Benefits and Deferred Compensation

The company does not offer defined benefit and actuarial pension plans, special retirement plans or other nonqualified excess plans for executives. The company does not offer above-market or preferential earnings under nonqualified deferred compensation plans or defined contribution plans.

All Other Compensation

Restricted stock dividends are included in the “all other compensation” section of the Summary Compensation Table, because these dividends are not included in the fair value of the stock on the grant date as shown in the Grants of Plan-Based Awards Table.

COMPENSATION INFORMATION

Employment Agreement for Mr. Schwab

The company and Mr. Schwab entered into an amended employment agreement, effective March 31, 2003. Stockholders approved the amended employment agreement. The amended agreement has an initial term of five years, and provides that as of each March 31, the term of the employment agreement is automatically extended by an additional year, under the same terms and conditions, unless beforehand either party provides notice to the other of an intention not to extend it. To address potential penalty taxes on deferred compensation pursuant to Section 409A of the Internal Revenue Code and associated regulations, the Board of Directors and Mr. Schwab agreed to amendments to his employment agreement in 2008 to specify the timing of payments, establish definitions of triggering events that are consistent with the Internal Revenue Service’s guidance under Section 409A, and delay certain payments until six months after Mr. Schwab terminates employment, as required by Section 409A for certain employees. The amendments do not impact the amount of the payments.

The amended employment agreement provides for an annual base salary of $900,000, subject to annual review by the board, and provides that Mr. Schwab will be entitled to participate in all compensation and fringe benefit programs made available to other executive officers, including stock-based incentive plans. Mr. Schwab’s bonus is determined under the Corporate Executive Bonus Plan, as described in the Compensation Discussion and Analysis.

The employment agreement also provides that certain compensation and benefits will be paid or provided to Mr. Schwab (or his immediate family or estate) if his employment is terminated involuntarily, except for cause. “Cause” is defined as the commission of a felony, or willful and gross negligence, or misconduct that results in material harm to the company. “Involuntary termination” includes a material change in Mr. Schwab’s capacities or duties at the company.

If an involuntary termination is not due to death, disability or cause:

•

Mr. Schwab will be entitled to receive for a period of 36 months all compensation to which he would have been entitled had he not been terminated, including his base salary and participation in all bonus, incentive and other compensation and benefit plans for which he was or would have been eligible (but excluding additional grants under stock incentive plans), and

•	all his outstanding, unvested shares and options under stock incentive plans will vest fully on the termination date.

If an involuntary termination is due to disability, Mr. Schwab will be entitled to receive:

•	his base salary and benefits, less any payments under the long-term disability plan, for a period of 36 months from the termination date, and

•	a prorated portion of any bonus or incentive payments for the year in which the disability occurs.

If an involuntary termination is due to death, a lump sum payment will be made to Mr. Schwab’s estate equal to five times his then base salary.

If Mr. Schwab voluntarily resigns his employment within 24 months of a change in control of the company, he will be entitled to receive his base salary up to the date of resignation, plus a prorated portion of any bonus or incentive payments payable for the year in which the resignation occurs. In addition, Mr. Schwab has the right (but not the obligation) to enter into a consulting arrangement with the company if he voluntarily resigns his employment upon 6 months’ written notice to the company, or within 24 months of a change in control of the company if he voluntarily resigns or his employment is involuntarily terminated. Under that arrangement, Mr. Schwab would provide certain consulting services to the company for a period of five years for an annual payment equal to $1 million or 75% of his then base salary, whichever is less.

COMPENSATION INFORMATION

For estimated termination and change in control payments and benefits to Mr. Schwab, please refer to the Termination and Change in Control Benefits Table.

The employment agreement prohibits Mr. Schwab from becoming associated with any business competing with the company during the term of the agreement and for a period of five years following a voluntary resignation of employment. (However, that restriction does not apply if Mr. Schwab resigns his employment within 24 months of a change in control of the company.)

License Agreement for Mr. Schwab

The company and Charles Schwab & Co., Inc. also are parties to an assignment and license agreement with Mr. Schwab that was approved in July 1987 by the company’s non-employee directors. Under the agreement, Mr. Schwab has assigned to the company all service mark, trademark, and trade name rights to Mr. Schwab’s name (and variations on the name) and likeness. However, Mr. Schwab has the perpetual, exclusive, irrevocable right to use his name and likeness for any activity other than the financial services business, so long as Mr. Schwab’s use of his name does not cause confusion about whether the company is involved with goods or services actually created, endorsed, marketed or sold by Mr. Schwab or by third parties unrelated to the company. The assignment and license agreement defines the “financial services business” as the business in which Charles Schwab & Co., Inc. is currently engaged and any additional and related business in which that firm or the company is permitted to engage under rules and regulations of applicable regulatory agencies.

Beginning immediately after any termination of his employment, Mr. Schwab will be entitled to use his likeness in the financial services business for some purposes (specifically, the sale, distribution, broadcast and promotion of books, videotapes, lectures, radio and television programs, and also any financial planning services that do not directly compete with any business in which the company or its subsidiaries are then engaged or plan to enter within three months).

Beginning two years after any termination of his employment, Mr. Schwab may use his likeness for all other purposes, including in the financial services business, as long as that use does not cause confusion as described above.

No cash consideration is to be paid to Mr. Schwab for the name assignment while he is employed by the company or, after his employment terminates, while he is receiving compensation under an employment agreement with the company. Beginning when all such compensation ceases, and continuing for a period of 15 years, Mr. Schwab or his estate will receive three-tenths of one percent (0.3%) of the aggregate net revenues of the company (on a consolidated basis) and those of its unconsolidated assignees and licensees that use the name or likeness. These payments may not, however, exceed $2 million per year, adjusted up or down to reflect changes from the cost of living prevailing in the San Francisco Bay Area in May 1987, and they will terminate if the company and its subsidiaries cease using Mr. Schwab’s name and likeness. For estimated payments to Mr. Schwab under his license agreement, please refer to the table below entitled “Termination and Change in Control Benefits.”

The license agreement permits the company to continue using Mr. Schwab’s name and likeness even after he is no longer affiliated with the company and, under most circumstances, limits Mr. Schwab’s separate use of his name and likeness in the financial services business. However, the company’s ability to assign the license agreement, or to permit others to use Mr. Schwab’s name and likeness, is limited during Mr. Schwab’s lifetime. Thus, without Mr. Schwab’s consent, the company may not transfer the license, or any of the company’s rights under the license, to a third party, including by means of mergers or reorganizations in which the stockholders who held shares prior to the transaction do not retain the ability to elect the majority of the board immediately following such transaction (among other circumstances).

COMPENSATION INFORMATION

2010 Termination and Change in Control Benefits Table

Name	Event[1]	Salary and Bonus		Early Vesting of Stock Options[2]		Early Vesting of Restricted Stock or Restricted Stock Units[3]		Other		Total

Walter W. Bettinger II	Termination under Severance Plan	1,063,846	[4]	269,351	[5]	3,692,406	[5]	21,167	[6]	5,046,770
	Change in control	—		1,077,405	[7]	7,870,326	[7]	—		8,947,731
	Death or disability	—		1,077,405	[7]	7,870,326	[7]	—		8,947,731
	Retirement	—		—		2,138,750	[8]	—		2,138,750

Joseph R. Martinetto	Termination under Severance Plan	451,108	[4]	49,725	[5]	374,504	[5]	10,199	[6]	885,536
	Change in control	—		198,907	[7]	905,564	[7]	—		1,104,471
	Death or disability	—		198,907	[7]	905,564	[7]	—		1,104,471
	Retirement	—		—		—		—		—

Benjamin L. Brigeman	Termination under Severance Plan	511,655	[4]	60,085	[5]	482,707	[5]	17,398	[6]	1,071,845
	Change in control	—		240,346	[7]	1,126,642	[7]	—		1,366,988
	Death or disability	—		240,346	[7]	1,126,642	[7]	—		1,366,988
	Retirement	—		—		—		—		—

James D. McCool	Termination under Severance Plan	604,028	[4]	58,012	[5]	334,757	[5]	21,167	[6]	1,017,964
	Change in control	—		232,057	[7]	959,272	[7]	—		1,191,329
	Death or disability	—		232,057	[7]	959,272	[7]	—		1,191,329
	Retirement	—		—		—		—		—

Charles R. Schwab	Termination without cause	4,124,997	[9]	497,264	[10]	—		57,069,130	[11]	61,691,391
	Change in control	—		497,264	[7]	1,665,984	[7]	—		2,163,248
	Death	2,500,000	[12]	497,264	[7]	1,665,984	[7]	56,008,260	[13]	60,671,508
	Disability	1,500,000	[14]	497,264	[7]	1,665,984	[7]	56,008,260	[13]	59,671,508
	Resignation following a change in control	1,875,000	[15]	497,264	[7]	1,665,984	[7]	56,008,260	[13]	60,046,508
	Retirement or voluntary resignation	1,875,000	[15]	—		—		56,008,260	[13]	57,883,260

(1)	This table shows the amount of benefits due to termination or change in control to be paid to the named executive officers pursuant to existing agreements (assuming the event triggering the termination or change in control took place as of December 31, 2010).

The benefits payable to Mr. Schwab are based on the terms of his employment and license agreements and equity incentive award agreements. The events triggering payments are described more fully in the description of his employment and license agreements contained in the Narrative to Summary Compensation and Grants of Plan-Based Awards Tables.

Except for Mr. Schwab, all other named executive officers are eligible for benefits in the event of job elimination under the Charles Schwab Severance Pay Plan (Severance Plan), and these benefits are included in amounts shown for “Termination under Severance Plan.”

Equity award agreements may contain provisions for accelerated vesting due to a change in control, death or disability, or retirement, and these accelerated amounts are included in amounts shown for “change in control,” “death or disability,” and “retirement.” As of December 31, 2010, Mr. Bettinger, Mr. McCool and Mr. Schwab

COMPENSATION INFORMATION

met the eligibility criteria for retirement under certain existing equity award agreements. However, only certain of Mr. Bettinger’s awards that met these criteria were in the money as of December 31, 2010.

Performance-based restricted stock and restricted stock unit award agreements may contain provisions for continued vesting following either termination under the Severance Plan or retirement, subject to achievement of performance goals established at the time such awards were granted. The value of awards subject to these continued vesting and performance achievement provisions are included in amounts shown for “Termination under Severance Plan” and “Retirement” as applicable.

(2)	For stock options, the amounts are based on the difference between the exercise price and the closing price of a share of company common stock on December 31, 2010 ($17.11), multiplied by the number of shares subject to accelerated vesting.

(3)	For restricted stock, the amounts are based on the closing price of a share of company common stock on December 31, 2010 ($17.11), multiplied by the number of shares subject to accelerated vesting. For performance-based restricted stock and restricted stock units, the amounts are based on $17.11 multiplied by the number of shares that may vest under the continued vesting provisions subject to achievement of performance goals established at the time such awards were granted.

(4)	Includes a base salary payable under the Severance Plan for the severance period and a 60-day notice period. Under the terms of the Severance Plan, an executive officer is eligible to receive a lump-sum severance pay benefit equal to base salary (at December 31, 2010 rate) for a specified period (a minimum of 7 months and a maximum of 12 months) based upon years of service. In addition, the Severance Plan provides for base salary during the 60-day notice period. To receive the lump-sum severance pay benefit, an employee must execute a severance agreement that provides the company and its affiliates with a general release and waiver of claims.

(5)	Under the Severance Plan, amounts result from accelerated vesting of outstanding stock options and restricted stock awards that would have vested during the 60-day notice period and the severance period, and continued vesting of outstanding performance-based restricted stock and restricted stock unit awards that would have vested during the 60-day notice period and the severance period.

(6)	Under the Severance Plan, amounts represent a lump-sum payment to cover the cost of COBRA premiums based on group health plan COBRA rates for the severance period.

(7)	Under equity award agreements, these awards become fully vested in the event of a change in control of the company or death or disability.

(8)	Under equity award agreements, awards granted more than two years prior to termination become fully vested upon termination if the employee meets the eligibility criteria for retirement.

(9)	Under Mr. Schwab’s employment agreement, includes 36 months of salary (at December 31, 2010 rate of $500,000) and bonus (at 2010 cash incentive of $874,999), to be paid in 36 monthly installments.

(10)	Under Mr. Schwab’s employment agreement, in the event of a termination without cause, all outstanding and unvested shares and stock options shall immediately vest at the date of termination.

(11)	Under Mr. Schwab’s employment and license agreements, includes: annual installments of $3,733,884 (which represents $2 million adjusted to the consumer price index from 1987 as specified in his license agreement) for 15 years, estimated cost of office space and secretarial support for 36 months of $748,063, and estimated security and personal driver for 36 months of $312,807.

COMPENSATION INFORMATION

(12)	Under Mr. Schwab’s employment agreement, represents a lump-sum death benefit payable to Mr. Schwab’s estate in an amount equal to five times annual salary (at December 31, 2010 rate of $500,000).

(13)	Under Mr. Schwab’s license agreement, represents annual installments of $3,733,884 for 15 years payable to Mr. Schwab or his estate.

(14)	Under Mr. Schwab’s employment agreement, represents 36 months of annual salary (at December 31, 2010 rate of $500,000), to be paid in monthly installments. A prorated bonus is not included, as it is already included in the 2010 Summary Compensation Table and is not an additional expense to the company.

(15)	Under Mr. Schwab’s employment agreement, represents $1,875,000 payable in 60 monthly installments of $31,250 in the event that Mr. Schwab elects to provide consulting services following a voluntary resignation or resignation or termination after a change in control. A prorated bonus is not included, as it is already included in the 2010 Summary Compensation Table and is not an additional expense to the company.

Charles Schwab Severance Pay Plan

Employees other than Mr. Schwab are eligible for benefits under the Severance Plan in the event of job elimination, as defined in the plan.

Under the Severance Plan, an executive officer is eligible to receive a lump-sum severance pay benefit of base salary equal to 15 business days multiplied by his or her full years of service, with a minimum of seven months and maximum of twelve months of the base salary that would have been payable to the executive officer. Pro-rated benefits will be provided for partial years of service. The lump-sum amount is in addition to base salary for the 60-day notice period.

An executive officer who becomes entitled to severance benefits under the plan is also eligible to receive a lump-sum payment to cover a portion of the cost of group health plan coverage. The amount of the payment is based upon the period of time for which he or she is eligible to receive severance pay and current COBRA rates for group health plan coverage. In addition, the portion of the executive officer’s long-term awards, except performance-based restricted stock or similar performance-based awards, which would have vested had the officer remained employed during the severance period will vest following his or her termination date. Executive officers are treated as employees during their severance period for purposes of determining their vesting in performance-based awards to the extent performance goals are met for the period.

COMPENSATION INFORMATION

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2010

	OPTION AWARDS					STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED[1] ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED[1] ($)

Walter W. Bettinger II	20,977 4,195 140,551 28,110 47,199 31,467 239,257 209,780 209,780 141,743 786,675 261,142 227,766 171,310 — — —	262,225 87,048 531,454 513,931 243,446 281,909 287,248	[2] [5] [6] [9] [10] [11] [12]	19.93 19.72 14.32 9.72 12.50 9.26 8.76 14.59 16.28 18.29 18.65 23.33 24.37 17.38 18.25 15.00 15.43	2/28/2011 5/4/2011 7/18/2011 9/24/2011 2/27/2012 11/8/2012 9/30/2011 9/7/2012 9/7/2012 10/30/2013 2/20/2014 11/1/2014 10/1/2015 11/2/2019 3/1/2020 8/2/2020 11/1/2020	249,019[13]	4,260,715	210,965[16,17]	3,609,611

Joseph R. Martinetto	10,488 3,146 66,080 13,216 5,244 52,636 20,789 26,229 78,342 61,460 31,626 — — —	8,743 26,115 61,460 94,881 44,944 52,045 53,031	[3] [5] [7] [9] [10] [11] [12]	19.93 19.72 14.32 9.72 9.26 8.76 18.29 19.99 23.33 19.36 17.38 18.25 15.00 15.43	2/28/2011 5/4/2011 7/18/2011 9/24/2011 11/8/2012 9/30/2011 10/30/2013 5/18/2014 11/1/2014 11/3/2018 11/2/2019 3/1/2020 8/2/2020 11/1/2020	4,971[13]	85,054	47,955[14,15,16,17]	820,510

COMPENSATION INFORMATION

	OPTION AWARDS					STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED[1] ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED[1] ($)
Benjamin L. Brigeman	10,488 2,622 66,423 13,950 14,677 16,782 22,968 21,262 43,269 94,011 76,825 38,215 — — —	14,424 31,338 76,825 114,647 54,308 62,888 64,079	[4] [5] [7] [9] [10] [11] [12]	19.93 19.72 14.32 9.72 12.50 9.26 8.76 18.29 22.41 23.33 19.36 17.38 18.25 15.00 15.43	2/28/2011 5/4/2011 7/18/2011 9/24/2011 2/27/2012 11/8/2012 9/30/2011 10/30/2013 10/1/2014 11/1/2014 11/3/2018 11/2/2019 3/1/2020 8/2/2020 11/1/2020	7,664[13]	131,131	58,183	[14,15,16,17]	995,512

James D. McCool	35,436 78,342 64,020 11,990 36,897 — — —	26,115 64,021 11,991 110,694 52,435 60,719 61,869	[5] [7] [8] [9] [10] [11] [12]	18.29 23.33 19.36 18.49 17.38 18.25 15.00 15.43	10/30/2013 11/1/2014 11/3/2018 12/10/2018 11/2/2019 3/1/2020 8/2/2020 11/1/2020	1,357[13]	23,218	54,708	[14,15,16,17]	936,053

Charles R. Schwab	314,670 839,120 839,120 839,120 566,973 365,599 79,066 — — —	121,867 237,200 112,360 130,112 132,576	[5] [9] [10] [11] [12]	13.12 14.59 16.28 18.23 18.29 23.33 17.38 18.25 15.00 15.43	1/20/2014 9/7/2012 9/7/2012 9/7/2012 10/30/2013 11/1/2014 11/2/2019 3/1/2020 8/2/2020 11/1/2020			97,369	[16,17]	1,665,984

(1)	Represents the market value of unvested restricted stock and restricted stock units held as of December 31, 2010 based on the closing price of a share of common stock of $17.11 on December 31, 2010.

COMPENSATION INFORMATION

(2)	These nonqualified stock options were granted on February 20, 2007 under the 2004 Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the grant date.

(3)	These nonqualified stock options were granted on May 18, 2007 under the 2004 Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the grant date.

(4)	These nonqualified stock options were granted on October 1, 2007 under the 2004 Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the grant date.

(5)	These nonqualified stock options were granted on November 1, 2007 under the 2004 Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the grant date.

(6)	These nonqualified stock options were granted on October 1, 2008 under the 2004 Stock Incentive Plan and vest 15% on the first, second, third and fourth anniversary of the grant date and 40% on the fifth anniversary of the grant date.

(7)	These nonqualified stock options were granted on November 3, 2008 under the 2004 Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the grant date.

(8)	These nonqualified stock options were granted on December 10, 2008 under the 2004 Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the grant date.

(9)	These nonqualified stock options were granted on November 2, 2009 under the 2004 Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the grant date.

(10)	These nonqualified stock options were granted on March 1, 2010 under the 2004 Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the grant date.

(11)	These nonqualified stock options were granted on August 2, 2010 under the 2004 Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the grant date.

(12)	These nonqualified stock options were granted on November 1, 2010 under the 2004 Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the grant date.

(13)	Time-based vesting for these restricted shares is set forth in the table below.

Name	Vesting Date	Number of Shares

Walter W. Bettinger II	2/20/2011 10/1/2011 10/1/2012	125,000 31,004 93,015

Joseph R. Martinetto	5/18/2011	4,971

Benjamin L. Brigeman	10/1/2011	7,664

James D. McCool	12/10/2011 12/10/2012	678 679

COMPENSATION INFORMATION

(14)	Includes performance-based restricted stock awards that were granted on November 1, 2007 and vest in equal installments of 25% on the first, second, third and fourth anniversary of the grant date. If, however, a corporate performance goal related to pre-tax contribution margin and revenue growth is not met for a performance period, then the associated shares will be forfeited. Vesting for these restricted shares is as follows:

Name	Vesting Date	Number of Shares

Joseph R. Martinetto	11/1/2011	2,747

Benjamin L. Brigeman	11/1/2011	3,296

James D. McCool	11/1/2011	2,747

(15)	Includes performance-based restricted stock awards that were granted on November 3, 2008 and vest in equal installments of 25% on the first, second, third and fourth anniversary of the grant date. If, however, a corporate performance goal related to revenue growth and pre-tax contribution margin is not met for a performance period, then the associated shares will be forfeited. Vesting for these restricted shares is as follows:

Name	Vesting Date	Number of Shares

Joseph R. Martinetto	11/3/2011 11/3/2012	3,130 3,130

Benjamin L. Brigeman	11/3/2011 11/3/2012	3,912 3,913

James D. McCool	11/3/2011 11/3/2012	3,260 3,261

COMPENSATION INFORMATION

(16)	Includes performance-based restricted stock unit awards that were granted on November 2, 2009 and vest in increments of 25% on the first, second, third, and fourth anniversary of the grant date, provided a performance goal related to return on equity for the one-year performance period ending on each September 30 preceding the vesting date is met. If a performance goal for any one-year performance period is not met, there will be a second opportunity to vest in any unvested restricted stock units at the end of the final performance period, if a performance goal related to the average of the return on equity over the four one-year performance periods is met. Units that have not vested by November 2, 2013 will be forfeited. Incremental vesting for these restricted stock units is as follows:

Name	Vesting Date	Number of Units

Walter W. Bettinger II	11/2/2011 11/2/2012 11/2/2013	28,237 28,236 28,237

Joseph R. Martinetto	11/2/2011 11/2/2012 11/2/2013	5,213 5,213 5,213

Benjamin L. Brigeman	11/2/2011 11/2/2012 11/2/2013	6,299 6,299 6,299

James D. McCool	11/2/2011 11/2/2012 11/2/2013	6,082 6,082 6,082

Charles R. Schwab	11/2/2011 11/2/2012 11/2/2013	13,032 13,032 13,033

COMPENSATION INFORMATION

(17)	Includes performance-based restricted stock unit awards that were granted on November 1, 2010 and vest in increments of 25% on the first, second, third, and fourth anniversary of the grant date, provided a performance goal established by the Compensation Committee is met. The restricted stock units that do not vest based on the performance for the applicable period will be forfeited. Incremental vesting for these restricted stock units is as follows:

Name	Vesting Date	Number of Units

Walter W. Bettinger II	11/1/2011 11/1/2012 11/1/2013 11/1/2014	31,563 31,564 31,564 31,564

Joseph R. Martinetto	11/1/2011 11/1/2012 11/1/2013 11/1/2014	5,827 5,827 5,827 5,828

Benjamin L. Brigeman	11/1/2011 11/1/2012 11/1/2013 11/1/2014	7,041 7,041 7,041 7,042

James D. McCool	11/1/2011 11/1/2012 11/1/2013 11/1/2014	6,798 6,799 6,798 6,799

Charles R. Schwab	11/1/2011 11/1/2012 11/1/2013 11/1/2014	14,568 14,568 14,568 14,568

COMPENSATION INFORMATION

2010 Option Exercises and Stock Vested Table

	STOCK AWARDS

Name[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[2] ($)

Walter W. Bettinger II	90,736	1,605,979

Joseph R. Martinetto	9,233	146,702

Benjamin L. Brigeman	11,701	175,237

James D. McCool	10,107	156,189

Charles R. Schwab	13,032	201,149

(1)	None of the named executive officers exercised stock options in 2010.

(2)	Amounts in this column were calculated by multiplying the number of shares acquired on vesting by the average of the high and low market price of the company’s common stock on the vesting date. If the vesting date was a weekend or holiday, the next business day was used to value the shares.

2010 Nonqualified Deferred Compensation Table

Name[1]	Plan	Aggregate Earnings in Last Fiscal Year[2] ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)

Benjamin L. Brigeman	DCP2	(9,152)	167,020	0

James D. McCool	DCP2	178,472	—	1,242,179

Charles R. Schwab	DCP1	852,736	—	13,041,631	[3]

(1)	Mr. Schwab participates in The Charles Schwab Corporation Deferred Compensation Plan I (DCP1) only, and Mr. Brigeman and Mr. McCool participate in The Charles Schwab Corporation Deferred Compensation Plan II (DCP2). Mr. Schwab, Mr. Brigeman and Mr. McCool made no contributions to the deferred compensation plans in 2010. The company does not make contributions to the deferred compensation plans. Mr. Bettinger and Mr. Martinetto do not participate in either of the company’s deferred compensation plans.

(2)	The earnings reported in this column are not above-market or preferential and therefore are not reported in the Summary Compensation Table.

(3)	For Mr. Schwab, includes executive contributions of $6,513,138 of annual cash incentives which were previously reported as compensation to Mr. Schwab in the Summary Compensation Tables for prior years (1994 – 1997), and aggregate plan earnings of $6,528,493. Mr. Schwab does not currently defer compensation.

COMPENSATION INFORMATION

The Charles Schwab Corporation Deferred Compensation Plans

In December 2004, the Compensation Committee adopted the DCP2. Deferrals for income earned prior to January 1, 2005 were made under the DCP1, and all deferrals for income earned after January 1, 2005 were made pursuant to the DCP2. Subject to the terms and conditions set forth in the plans, each eligible participant may elect to defer a portion of amounts earned under the company’s non-equity incentive plans (and in some cases, participants can elect to defer a portion of their base salary). All of a participant’s compensation deferrals are credited to a deferral account maintained for each participant. Amounts credited to deferral accounts are adjusted periodically to reflect earnings and losses (calculated based on the market return of investment options selected by participants that the company makes available under the plans). Investment options available under the plans are similar to those offered under the company’s 401(k) plan, except that the self-directed brokerage feature and the company common stock funds are not available, and two additional funds offering short-term U.S. Treasury securities and inflation-protected U.S. Treasury securities are available. Participants may make investment changes at any time. With certain exceptions, deferral accounts are paid or commence to be paid upon a fixed payment date, as elected by the participant, or the participant’s retirement. Participants may generally elect that payments be made in a single lump sum or in annual installments over a period of four, five, ten or fifteen years. However, payment will be made in a lump sum after a change in control of the company or upon a termination of a participant’s employment for any reason other than retirement.

COMPENSATION INFORMATION

DIRECTOR COMPENSATION

The following table shows compensation paid to each of our non-employee directors during 2010. The company does not provide any non-equity incentive plans, defined benefit and actuarial pension plans, or other defined contribution retirement plans for non-employee directors. The company does not offer above-market or preferential earnings under its nonqualified deferred compensation plans for directors.

2010 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)
	Paid in Cash[1] ($)	Deferred into Restricted Stock Units or Options2, [6] ($)	Stock Awards[3,6] ($)	Option Awards[4,6] ($)	All Other Compen- sation[5] ($)	Total ($)

William F. Aldinger III	33,132	—	—	—	853	33,985

Nancy H. Bechtle	85,500	—	62,500	62,500	1,777	212,277

C. Preston Butcher	—	90,500	62,500	62,500	1,777	217,277

Frank C. Herringer	—	100,000	62,500	62,500	1,777	226,277

Stephen T. McLin	79,000	110,500	82,500	62,500	2,302	336,802

Arun Sarin	90,000	—	62,500	62,500	573	215,573

Paula A. Sneed	85,000	—	62,500	62,500	1,777	211,777

Roger O. Walther	100,000	—	62,500	62,500	1,777	226,777

Robert N. Wilson	85,000	—	62,500	62,500	1,819	211,819

(1)	This column shows amounts paid in cash for retainers and meeting fees. For Mr. McLin, the amount in this column represents his cash retainer and fees for service on the Charles Schwab Bank board of directors.

(2)	This column shows the dollar amount of retainers and meeting fees deferred into restricted stock units or options under the Directors’ Deferred Compensation Plan II. The corresponding restricted stock units or options were as follows: 19,713 stock options for Mr. Butcher, 24,072 stock options for Mr. McLin, and 6,171 restricted stock units for Mr. Herringer.

(3)	The amounts shown in this column represent the grant date fair value of the restricted stock unit award. In 2010, all non-employee directors received an automatic grant of restricted stock units with a grant date fair value of $62,500. In addition, Mr. McLin received a grant of restricted stock units with a grant date fair value of $20,000 for his service on the Charles Schwab Bank board.

(4)	The amounts shown in this column represent the grant date fair value of the option award. In 2010, all non-employee directors received an automatic grant of stock options with a grant date fair value of $62,500.

(5)	This column shows the dollar amount of cash dividends on unvested restricted shares and dividend equivalents on unvested restricted stock units.

COMPENSATION INFORMATION

(6)	The following table shows the aggregate number of outstanding restricted stock, stock options and restricted stock unit awards granted to the non-employee directors as of December 31, 2010:

Name	Stock Awards	Option Awards	Restricted Stock Unit Awards

William F. Aldinger III	—	—	4,803

Nancy H. Bechtle	4,049	110,679	4,192

C. Preston Butcher	4,049	273,746	30,621

Frank C. Herringer	4,049	109,004	77,106

Stephen T. McLin	5,346	156,898	34,175

Arun Sarin	—	12,656	4,072

Paula A. Sneed	4,049	79,119	46,607

Roger O. Walther	4,049	95,505	30,783

Robert N. Wilson	4,049	84,229	50,955

Director Compensation

During 2010, Mr. Schwab and Mr. Bettinger received no additional compensation for their service as directors. Non-employee directors received the following retainers in 2010:

Cash Retainers

Each non-employee director received an annual cash retainer in the amount of $85,000. In addition, the Chair of the Audit Committee received an annual cash retainer of $25,000, and each other member of the Audit Committee received an annual cash retainer of $5,000. The Chair of the Compensation Committee and the Chair of the Nominating and Corporate Governance Committee each received an annual cash retainer of $15,000. There are no fees for attendance at board or committee meetings, but the board retains the discretion to establish special committees and to pay a special retainer to the Chair and the members of any special committee. In 2010, the board authorized meeting fees for service on a special committee by Ms. Bechtle, Mr. Butcher and Mr. McLin. The meeting fees for that special committee consisted of $500 per meeting held on the same day as a board meeting and $2,000 per meeting held on a day other than a board meeting.

Equity Grants

Each non-employee director received an annual equity grant under the 2004 Stock Incentive Plan with an aggregate value of $125,000. Non-employee directors received the equity grant 50 percent in stock options and 50 percent in restricted stock units.

COMPENSATION INFORMATION

Terms and Conditions

Non-employee directors received the annual grants of options and restricted stock units on the second business day after the annual meeting of stockholders. In the event a new non-employee director is elected to the board during the year, a pro-rata amount with the same 40/60 split between cash retainers and equity awards will be granted to that individual for the first calendar year in lieu of the full amount. The non-employee director equity grants are subject to the following terms and conditions:

•

Annual grants of options and restricted stock units vest over the three-year period following the grant date, with 25% vesting on each of the first and second anniversary of the grant date and the remaining 50% on the third anniversary of the grant date. The options and restricted stock units become 100% vested in the event of the non-employee director’s death, disability or retirement.

•	The number of shares for the annual grant of restricted stock units is determined by dividing $62,500 by the average of the high and low market price of the company’s common stock on the grant date.

•	The number of options for the annual grant of stock options is determined by dividing $62,500 by the binomial value of an option on the grant date.

•	Each stock option is designated as a nonqualified stock option and has an exercise price equal to the fair market value of common stock on the grant date.

•

Each stock option expires on the earliest of (1) the date ten years after the grant date, (2) the date three months after termination of service for any reason other than death, disability or retirement, (3) the date one year after termination of service because of death or disability, or (4) the date two years after termination of service because of retirement.

We also have stock ownership guidelines for non-employee directors. Under our guidelines in effect in 2010, each non-employee director should own company stock with a fair market value equal to or exceeding $200,000. In January 2011, the stock ownership guidelines for non-employee directors were amended. Under the amended guidelines, each non-employee director should own company stock with a fair market value equal to or exceeding $250,000. A new director should reach this target level upon completing five years of service. Once this target level is reached, the director is deemed to meet this target so long as he or she continues to hold an equivalent number of shares as on the date the target level was met. Shares owned outright, deferred shares and restricted stock and stock units are counted in determining the threshold under our stock ownership guidelines, but stock options are not.

Directors’ Deferred Compensation Plan

Non-employee directors also may participate in the Directors’ Deferred Compensation Plan II. This plan allows them to defer receipt of all or a portion of their retainers and, at their election, either to:

(1)	receive stock options that:

•	have a fair value equal to the amounts deferred (as determined under the valuation method used by the company to value stock options at the time of the deferral),

•	have an option exercise price equal to the closing price of common stock on the date the deferred amount would have been paid, and

•	vest immediately upon grant and generally expire ten years after the grant date,

– or –

(2)	receive restricted stock units that are funded by an equivalent number of shares of common stock to be held in a “rabbi” trust and distributed to the director when he or she ceases to be a director.

COMPENSATION INFORMATION

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information as of December 31, 2010 with respect to equity compensation plans approved and not approved by stockholders (shares in millions):

Securities Authorized for Issuance as of December 31, 2010

PLAN CATEGORY	(A) SHARES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		(B) WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		(C) SHARES AVAILABLE FOR FUTURE ISSUANCE (EXCLUDING SHARES IN COLUMN A)

Equity compensation plans approved by stockholders	59.5	(1)	$16.60	(2)	63.5	(3)

Equity compensation plans not approved by stockholders	5.4	(4)	$14.47	(5)	0

Total	64.9		$16.41		63.5

(1)	Consists of 54,270,767 stock options, 1,363,548 shares of restricted stock, and 3,845,897 restricted stock units outstanding under the company’s 1992, 2001 and 2004 Stock Incentive Plans.

(2)	The weighted-average exercise price does not take into account awards that have no exercise price such as restricted stock or restricted stock units.

(3)	Consists of 16,794,440 shares (including stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock and performance units) that may be awarded under the 2004 Stock Incentive Plan and 46,750,132 shares that may be purchased under the Employee Stock Purchase Plan (ESPP). An offering period under the ESPP had begun but was not completed as of December 31, 2010 (488,255 shares were subsequently purchased at the end of this offering period).

(4)	Consists of 5,368,018 stock options under the company’s Employee Stock Incentive Plan (ESIP) approved in 1997. Grants under the ESIP were made to employees other than officers and directors and, accordingly, did not require stockholder approval under rules in effect at the time of grant.

(5)	Represents the weighted-average exercise price of options granted under the ESIP.

Employee Stock Incentive Plan

The Employee Stock Incentive Plan, which the board approved in 1997, provided for the grant of stock options and restricted stock to employees. No new shares are available for grant under this plan. Options granted under the plan allow employees to purchase shares of common stock at an exercise price of not less than 100% of the fair market value of a share on the grant date. Options become exercisable and expire within the times and upon the events determined by the Compensation Committee or by persons to whom the committee delegates such responsibility. All restricted stock granted under the plan has vested according to the terms of the plan.

BENEFICIAL OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This table shows common stock that is beneficially owned by the directors, the named executive officers, and owners of 5% or more of the outstanding company common stock, as of the close of business on March 18, 2011.

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
	SHARES OWNED[1]		STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS[2]	TOTAL BENEFICIAL OWNERSHIP[3]	PERCENT OF OUTSTANDING SHARES

Charles R. Schwab	199,205,661	[4]	3,871,758	203,077,419	16.8%

Nancy H. Bechtle	208,008		92,357	300,365	*

Walter W. Bettinger II	418,238	[5]	2,822,061	3,240,299	*

C. Preston Butcher	1,195,416	[6]	257,706	1,453,122	*

Frank C. Herringer	124,101	[7]	90,682	214,783	*

Stephen T. McLin	120,899	[8]	144,306	265,205	*

Arun Sarin	140		3,163	3,303	*

Paula A. Sneed	37,761		60,797	98,558	*

Roger O. Walther	236,999	[9]	74,666	311,665	*

Robert N. Wilson	104,957	[10]	65,907	170,864	*

Joseph R. Martinetto	56,952		370,004	426,956	*

Benjamin L. Brigeman	75,150		424,581	499,731	*

James D. McCool	85,070	[11]	239,793	324,863	*

Directors and Executive Officers as a Group (16 Persons)[12]	202,150,713		9,990,571	212,141,284	17.5%

* Less than 1%

(1)	This column includes:

•

Shares for which the named person has sole voting and investment power, has shared voting and investment power with his or her spouse, or holds in an account under The SchwabPlan Retirement Savings and Investment Plan, and

•	Restricted stock or shares subject to a vesting schedule, performance conditions, forfeiture risk and other restrictions.

This column excludes restricted stock units held by directors under the 2004 Stock Incentive Plan and the Directors’ Deferred Compensation Plans, which do not have voting rights. Under the Directors’ Deferred Compensation Plans, the restricted stock units are converted into shares of common stock and paid in a lump sum by the end of February in the year following a director’s termination of board service. As of March 18, 2011, there are no restricted stock units under the Directors’ Deferred Compensation Plans that are convertible within 60 days. Information on these restricted stock units is contained in the section under “Compensation Information – Director Compensation.”

(2)	Shares that can be acquired through stock option exercises within 60 days of March 18, 2011.

BENEFICIAL OWNERSHIP

(3)	This column includes the total number of shares beneficially owned, including shares owned and the number of shares underlying stock options exercisable within 60 days of March 18, 2011.

(4)	Includes 6,884,465 shares held by Mr. Schwab’s spouse, 41,111,990 shares held by family limited partnerships, and the following shares for which Mr. Schwab disclaims beneficial ownership: 11,145,065 shares held by a nonprofit public benefit corporation established by Mr. Schwab, and 6,000 shares held in a trust for which Mr. Schwab acts as trustee.

Includes 1,559,295 shares held by investment companies and managed by a wholly-owned subsidiary of the company, which Mr. Schwab may be deemed to have shared voting and investment power and for which he disclaims beneficial ownership.

Mr. Schwab’s address is c/o The Charles Schwab Corporation, 211 Main Street, San Francisco, California 94105.

(5)	Includes 2,135 shares held by Mr. Bettinger’s spouse.

(6)	Includes 297,629 shares held by Mr. Butcher’s spouse.

(7)	Includes 50,625 shares held by Mr. Herringer’s spouse.

(8)	Includes shares held by a nonprofit public benefit corporation established by Mr. McLin, for which he disclaims beneficial ownership.

(9)	Includes 29,054 shares held by Mr. Walther’s spouse.

(10)	Includes 1,300 shares held by Mr. Wilson’s spouse as custodian.

(11)	Includes shares held by a nonprofit public benefit corporation established by Mr. McCool, for which he disclaims beneficial ownership.

(12)	In addition to the officers and directors named in this table, three other executive officers are members of this group.

BENEFICIAL OWNERSHIP

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on its records and other information, the company believes that during 2010 all filings with the SEC by its officers, directors and 10% stockholders timely complied with requirements for reporting ownership and changes in ownership of common stock under Section 16(a) of the Securities Exchange Act of 1934, except for a Form 4 for Jay L. Allen to report an exercise and sale of a stock option, which was filed late. The report, due December 4, 2010, was filed on December 9, 2010. In addition, due to a reporting error, grants authorized by the Compensation Committee on February 5, 2010 for future grant dates on August 2, 2010 and November 1, 2010 were not reported timely for Jay L. Allen, Walter W. Bettinger II, Benjamin L. Brigeman, Carrie E. Dwyer, Joseph R. Martinetto, James D. McCool, Rebecca Saeger and Charles R. Schwab. Those stock option grants were reported on Forms 5 on January 24, 2011.

TRANSACTIONS WITH RELATED PERSONS

Charles R. Schwab, the company’s Chairman, has a daughter, Carolyn (Carrie) Schwab-Pomerantz, who was employed as President of the Charles Schwab Foundation during 2010 (and presently). Ms. Schwab-Pomerantz earned approximately $380,000 in salary, bonus and benefits during 2010. She also received a grant of 2,623 restricted stock units and 17,898 stock options. Ms. Schwab-Pomerantz has been employed by the company for 28 years.

Some directors, executive officers and entities with which they are affiliated have credit transactions with the company’s banking and brokerage subsidiaries, such as mortgage loans, revolving lines of credit, or other extensions of credit. These transactions with directors, executive officers and their affiliates are made in the ordinary course of business and to the extent permitted by the Sarbanes-Oxley Act of 2002. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender and do not involve more than the normal risk of collectability or present other unfavorable features.

The company has policies and procedures regarding the review and approval of related-person transactions. Such policies and procedures are in writing and have been approved by the Audit Committee. The transactions covered by the company’s policies and procedures include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the company participates and the amount involved exceeds $120,000, and a director or executive officer of the company has a direct or indirect material interest. The policies and procedures include transactions where the directors’ and executive officers’ children, stepchildren, parents, stepparents, spouse, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, or sisters-in-law or members of their household (other than a tenant or employee) have a personal interest.

Any director or executive officer proposing a transaction covered by the company’s related party transaction policies and procedures must notify the company’s compliance department as soon as practicable after becoming aware of the transaction or proposed transaction and must provide a description of all material details and his or her interest in the transaction. The Audit Committee will consider the transaction at its next meeting. The Audit Committee may authorize or ratify the transaction only if the Audit Committee determines that the transaction is fair as to the company as of the time of authorization and in the best interests of the company. The transaction must be approved in good faith by a majority of the disinterested directors on the Audit Committee.

Notice to and approval by the Audit Committee as described above is not required if the transaction

BENEFICIAL OWNERSHIP

involves compensation to an immediate family member of a director or executive officer, and the employment relationship has been approved in good faith by a majority of disinterested members of the Compensation Committee. As in the case of Ms. Schwab-Pomerantz, after initial employment, further approval of the Compensation Committee is not required if the immediate family member is not an executive officer and all compensation and benefits to him or her, including salary increases, bonuses, incentive awards, perquisites, benefits, severance payments, and all other forms of compensation, are made in accordance with the company’s compensation programs, policies and plans.

STOCKHOLDER PROPOSALS

STOCKHOLDER PROPOSALS

We have been notified that two stockholders intend to present proposals for consideration at the annual meeting. The stockholder proposals and supporting statements appear in italics below, and we present the proposals as they were submitted to us. We recommend that you vote against the first stockholder proposal on political contributions. We have no recommendation on the second stockholder proposal regarding declassifying the board. Our responses are contained immediately after each proposal.

FIRST STOCKHOLDER PROPOSAL

John C. Liu, Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Pension Funds, 1 Centre Street, New York, New York 10007, which hold approximately 3,416,000 shares of company stock, has submitted the following proposal for consideration at the annual meeting.

Stockholder Resolution

Resolved, that the shareholders of Charles Schwab Corporation hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda. The report shall include:

a.	An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and
b.	The title(s) of the person(s) in the Company who participated in making the decisions to make the political contribution or expenditure.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website.

Stockholder’s Statement of Support

As long-term shareholders of Charles Schwab Corporation, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Charles Schwab Corporation contributed at least $263,000 in corporate funds since the 2002 election cycle. (CQ: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to

STOCKHOLDER PROPOSALS

trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations for political purposes. This would bring our Company in line with a growing number of leading companies, including Aetna, American Electric Power and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Board of Directors’ Recommendation Against and
Statement of Opposition to the First Stockholder
Proposal

In 2010, the company contributed a total of $30,000
to local organizations in San Francisco that are
political action committees. The company does not
contribute to federal election campaigns.

The contributions the company has made are small
and benefit local communities in which we do
business. The concerns that the proponents discuss
do not apply to our company, and we believe that
this is why stockholders defeated similar proposals
regarding political contributions in each of the past
five years.

We are more concerned that stockholder proposals
of this type are designed as a platform for political
discussion rather than to enhance stockholder
value. We do not believe that our annual meeting
or proxy statement should serve as venues for that
type of discussion.

We recommend a vote against the first stockholder
proposal.

SECOND STOCKHOLDER PROPOSAL

The AFSCME Employees Pension Plan, 1625 L Street, N.W., Washington, D.C. 20036, which holds approximately 6,800 shares of company stock, has submitted the following proposal for consideration at the annual meeting.

Stockholder Resolution

RESOLVED: that stockholders of The Charles Schwab Corporation (“Schwab”) urge the board of directors to take the necessary steps (excluding those steps that must be taken by stockholders) to eliminate the classification of Schwab’s board and to require that all directors stand for election annually. The declassification should be completed in a manner that does not affect the unexpired terms of directors.

Stockholder’s Statement of Support

We believe the election of directors is the most powerful way stockholders influence Schwab’s strategic direction. Currently, the board is divided into three classes and each class serves staggered three-year terms. Because of this structure, stockholders may only vote on roughly one third of the directors each year.

In our opinion, the classified structure of the board is not in stockholders’ best interest because it reduces accountability to stockholders. Annual election of directors gives stockholders the power to completely replace the board, or replace a majority of directors, if a situation arises warranting such drastic action. We don’t believe destaggering the board will destabilize Schwab or affect the continuity of director service.

Academic studies have provided evidence that classified boards harm stockholders. A 2004 Harvard study by Lucian Bebchuk and Alma Cohen found that staggered boards are associated with a lower firm value (as measured by Tobin’s Q) and found evidence that staggered boards may bring about, not merely reflect, that lower value.

STOCKHOLDER PROPOSALS

A 2002 study by Professor Bebchuck and two colleagues, which included all hostile bids from 1996 through 2000, found that an “effective staggered board” – a classified board plus provisions that disable stockholders from changing control of the board in a single election despite the classification – doubles the odds that a target company will remain independent, without providing any countervailing benefit such as a higher acquisition premium.

The classification of Schwab’s board is effected in its restated certificate of incorporation and bylaws, and amendment of the articles classifying the board requires approval of 80% of outstanding shares. Such a threshold is more likely to be obtained if declassifying amendments are recommended by the board. Accordingly, we urge Schwab’s board to approve restated certificate of incorporation and bylaws amendments necessary to declassify the board and submit them for stockholder approval, with the board’s recommendation in favor of the amendments, at the 2012 annual meeting of stockholders.

Stockholders appear to agree with our concerns about classified boards. In 2010, board declassification resolutions filed by stockholders averaged approximately 60 percent support at 55 companies (Source: Institutional Stockholder Services, Preliminary U.S. Postseason Report). At the same time, management submitted 45 declassification proposals to a stockholder vote in 2010 (Source: Georgeson 2010 Annual Corporate Governance Review).

We urge stockholders to vote for this proposal.

Board of Directors’ Response to the Second
Stockholder Proposal

In 2006, we submitted our own proposal to amend
the certificate of incorporation and bylaws to
declassify the board. Our proposal did not pass.

We understand both sides of this argument. While
many stockholders prefer to elect directors
annually, many others prefer the continuity and
stability of the company’s directors and policies,
and the greater independence directors may
exercise on behalf of all stockholders if they do not
face annual reelection campaigns. We believe that,
in light of the economic uncertainty over the past
few years, our stockholders have benefited from this
stability.

Therefore, we are not making a recommendation
on this proposal. We will evaluate the stockholder
vote on this proposal to see if it garners sufficient
support to make it likely to pass if we were to
submit our own proposal at the 2012 Annual
Meeting of Stockholders.

INFORMATION ABOUT VOTING PROCEDURES

How is my vote counted?

You may vote either “for” or “against” or “abstain” from voting on each director nominee, the ratification of the selection of independent auditors, the approval of the amended 2004 Stock Incentive Plan, the advisory vote on named executive officer compensation, and on the two stockholder proposals. If you abstain from voting on any director nominee, the abstention will not count as a vote cast on the proposal to elect that director. If you abstain from voting on the ratification of the selection of independent auditors, the approval of the amended 2004 Stock Incentive Plan, the advisory vote on named executive officer compensation, or the two stockholder proposals, it will have the same effect as a vote “against” that proposal.

You may vote for “one,” “two,” or “three” years or “abstain” from voting on the frequency of the advisory vote on named executive officer compensation. Under the policy adopted by the Board of Directors, if you abstain from voting on the frequency of the advisory vote on named executive officer compensation, the abstention will not be treated as a vote cast in determining whether one of the options received a majority of votes cast.

If you provide your voting instructions on your proxy, your shares will be voted as you instruct, and according to the best judgment of Charles R. Schwab, Walter W. Bettinger II and Carrie E. Dwyer if a proposal comes up for a vote at the meeting that is not on the proxy.

If you do not indicate a specific choice on the proxy you submit for one or more proposals, your shares will be voted (with respect to the proposal or proposals on which you do not vote):

•	for the five named nominees for directors,

•	for the ratification of the selection of independent auditors,

•	for the approval of the amended 2004 Stock Incentive Plan,
•	for the approval of the advisory vote on named executive officer compensation,

•	one year as the frequency for which to hold the advisory vote on named executive officer compensation,

•	against the stockholder proposal on political contributions,

•	no vote will be recorded on the stockholder proposal regarding declassifying the board, and

•	according to the best judgment of Mr. Schwab, Mr. Bettinger and Ms. Dwyer if a proposal comes up for a vote at the meeting that is not on the proxy.

How will my shares be voted if other business is presented at the annual meeting?

We know of no business other than the proposals contained in the proxy statement to be considered at the meeting. However, if other matters are properly presented at the meeting, or at any adjournment or postponement of the meeting, and you have properly submitted your proxy, then Mr. Schwab, Mr. Bettinger and Ms. Dwyer will vote your shares on those matters according to their best judgment.

What if I change my mind after I submit my proxy?

You may revoke your proxy and change your vote by:

•	signing a proxy card with a later date and returning it before the polls close at the meeting,

•	voting by telephone or on the internet before 12:00 p.m., Central Time, on May 16, 2011, or

•	voting at the meeting.

How many votes must the director nominees receive to be elected as directors?

A director must receive more “for” than “against” votes to be elected as a director. If a director does not receive more “for” than “against” votes, the director may be eligible under Delaware law to continue to serve a

INFORMATION ABOUT VOTING PROCEDURES

“holdover” term until the next annual meeting of stockholders. However, in the event that a director does not receive more “for” than “against” votes, our corporate governance guidelines provide that the Nominating and Corporate Governance Committee shall meet within 90 days after the final certification of the vote and evaluate the director’s continued service for a holdover term. Under the guidelines, the Nominating and Corporate Governance Committee should consider the following:

•	the reasons for the director’s failure to receive an affirmative majority of votes,

•	the director’s qualifications and skills and contributions to the board and board committees,

•	the effect on board composition without the director’s continued service during the holdover term on the board or board committees,

•	whether there are qualified candidates to fill a vacancy if the affected director immediately resigned from the board or board committees, and

•	the guidelines for considering director candidates established by the Nominating and Corporate Governance Committee.

In making its evaluation, the Nominating and Corporate Governance Committee may determine that:

•	the director should continue to serve a holdover term on the board,

•	the director should continue service on the board for a predetermined period (but less than a full holdover term),

•	the director should continue service on the board for a holdover term or predetermined period but resign from one or more board committees, or

•	the director should immediately resign from the board.

If the Nominating and Corporate Governance Committee determines that the affected director should resign from the board or one or more board committees,

the director will be expected to submit his or her resignation immediately upon such determination. The Nominating and Corporate Governance Committee’s determination, including the reasons for such determination, will be publicly disclosed on a Form 8-K filed with the Securities and Exchange Commission.

What happens if a director nominee is unable to stand for election?

The board may reduce the number of directors or select a substitute nominee. In the latter case, if you have submitted your proxy, Mr. Schwab, Mr. Bettinger and Ms. Dwyer can vote your shares for a substitute nominee. They cannot vote for more than five nominees.

How many votes are needed for the ratification of independent auditors, the approval of the amended 2004 Stock Incentive Plan, the advisory vote on named executive officer compensation, and the two stockholder proposals?

The ratification of independent auditors, the amended 2004 Stock Incentive Plan, the advisory vote on named executive officer compensation, and the stockholder proposals will be approved if a majority of the shares present at the meeting in person or by proxy and entitled to vote on the proposal vote for approval.

What is the effect of the vote on the frequency of advisory votes on named executive officer compensation?

Because the choices are one, two, three years or abstain, a vote on the frequency of advisory votes on executive compensation is not a “for” or “against” vote on our recommendation. We will consider the results – including the preference that receives the highest number of votes – when determining the frequency of advisory votes on named executive officer compensation. The Board of Directors had adopted a policy that, if one of the options receives a majority of votes cast on the proposal, it will submit the advisory vote on named executive officer compensation in accordance with that frequency.

INFORMATION ABOUT VOTING PROCEDURES

What is a “broker non-vote”?

A broker non-vote occurs when a brokerage firm holding shares in street name for a beneficial owner does not vote on a proposal because the broker has not received instructions from the beneficial owner and does not have discretionary voting power with respect to the proposal.

What is the effect of not providing voting instructions if my shares are held in street name?

Brokerage firms have authority to vote clients’ unvoted shares on some “routine” matters. When a brokerage firm votes its clients’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. A brokerage firm cannot vote clients’ unvoted shares on non-routine matters, which results in a broker non-vote. A broker non-vote will be treated as not being entitled to vote on the proposal and will not be counted for purposes of determining whether the proposal has been approved.

The company’s proposal to ratify the selection of independent auditors is considered a routine matter, but the election of directors, the approval of the amended 2004 Stock Incentive Plan, the advisory approval of named executive officer compensation, the frequency for which to hold the advisory vote, and the stockholder proposals are not.

As a brokerage firm, Charles Schwab & Co., Inc. may vote its clients’ unvoted shares on routine matters. However, as the company’s subsidiary, when it is voting on company proposals, it can vote unvoted company shares held in brokerage accounts only in the same proportion as all other stockholders vote.

If you have a stockbroker or investment advisor, they may be able to vote your shares depending on the terms of the agreement you have with them.

What is the effect of not submitting my proxy if my shares are held in a retirement plan?

A purchasing agent under a retirement plan may be able to vote a participant’s unvoted shares. For example, if you are a participant in The SchwabPlan Retirement Savings and Investment Plan, the plan’s purchasing agent, under certain circumstances, can vote your shares. Specifically, the purchasing agent will vote shares you hold under the Employee Stock Ownership Plan (ESOP) component of The SchwabPlan Retirement Savings and Investment Plan if the purchasing agent does not receive voting instructions from you. The purchasing agent will vote your unvoted shares held under the ESOP component of the overall plan in the same proportion as all other plan participants vote their shares held under the ESOP component of the overall plan.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and submit all proxies to ensure that all your shares are voted.

Unless you need multiple accounts for specific purposes, it may be less confusing if you consolidate as many of your transfer agent or brokerage accounts as possible under the same name and address.

Is my vote kept confidential?

Proxies, ballots and voting tabulations identifying stockholders are kept confidential by our transfer agent and will not be disclosed except as may be necessary to meet legal requirements.

Where do I find voting results of the meeting?

We will announce preliminary voting results at the annual meeting. We will announce the final results on a Form 8-K following the annual meeting. You may access a copy electronically on our website at www.aboutschwab.com/investor by clicking on “Financials & SEC Filings” or through the SEC’s electronic data system at www.sec.gov. You may also obtain a copy by contacting our Investor Relations Hotline at (415) 667-1959.

Voting results are tabulated and certified by our transfer agent, Wells Fargo Bank, N.A.

INFORMATION ABOUT THE PROXY STATEMENT AND PROPOSALS

Who pays the cost for proxy solicitation?

The company is paying for distributing and soliciting proxies. As a part of this process, the company reimburses brokers, nominees, fiduciaries and other custodians for reasonable fees and expenses in forwarding proxy materials to stockholders.

Employees of the company or its subsidiaries may solicit proxies through mail, telephone, the internet or other means. Employees do not receive additional compensation for soliciting proxies.

How do I submit a stockholder proposal for next year’s annual meeting?

If you want us to consider including a proposal in our proxy statement next year, you must deliver it to the Corporate Secretary at the company’s principal executive office no later than November 30, 2011. The company’s bylaws contain specific procedural requirements regarding a stockholder’s ability to nominate a director or submit a proposal to be considered at a meeting of stockholders. The bylaws are available on our website at www.aboutschwab.com/governance. In addition, you may obtain a copy of our bylaws by contacting the Assistant Corporate Secretary at the address in the “Corporate Governance Information” section of this proxy statement.

For next year’s annual meeting of stockholders, the persons appointed by proxy to vote stockholders’ shares will vote those shares according to their best judgment on any stockholder proposal the company receives after March 18, 2012.

What is “householding”?

“Householding” means that we deliver a single set of proxy materials to households with multiple stockholders, provided such stockholders give their affirmative or implied consent and certain other conditions are met.

Some households with multiple stockholders already may have provided the company with their affirmative consent or given a general consent to householding. We will provide only one set of proxy materials to each such household, unless we receive contrary instructions.

We will promptly deliver separate copies of our proxy statement and annual report at the request of any stockholder who is in a household that participates in the householding of the company’s proxy materials. You may call the Assistant Corporate Secretary at (415) 667-0967 or send your request to the Assistant Corporate Secretary at the address in the “Corporate Governance Information” section of this proxy statement.

If you currently receive multiple copies of the company’s proxy materials and would like to participate in householding, please contact the Assistant Corporate Secretary.

INFORMATION ABOUT THE ANNUAL MEETING

How do I register for the annual meeting?

You must register in advance to attend the annual meeting in person or virtually via the internet. While you may watch the webcast without registering, you will not be able to access the area of the website where you can ask questions and vote if you do not register.

To register to attend the annual meeting in person or virtually via the internet, please go to:

www.schwabevents.com/corporation.

You will be asked to provide your name, complete mailing address, email address and proof that you own Schwab shares (such as the number of the Schwab account in which you hold the shares, or the name of the broker and number of shares that you hold in an account outside of Schwab).

You also may write the Assistant Corporate Secretary at the address in the “Corporate Governance Information” section of this proxy statement or call the Assistant Corporate Secretary at (415) 667-0967 if you plan to attend the in-person meeting.

How may I vote shares at the annual meeting?

If you plan to vote at the annual meeting and your shares are held in “street name” (e.g., through a bank or broker), you will need a legal proxy to vote your shares at the annual meeting. You may obtain a legal proxy from your bank or broker. If you plan to vote at the virtual meeting, please send your legal proxy to our transfer agent, Wells Fargo Bank, N.A., by fax to (651) 450-4026 or email to wfssproxyteam@wellsfargo.com. If you plan to vote at the in-person meeting, you may bring the legal proxy with you.

If you hold shares registered in your name (e.g., in certificate form), you will not need a legal proxy to vote your shares.

How do I access the virtual annual meeting?

To access the virtual annual meeting, please go to:

www.schwabevents.com/corporation.

If you register in advance to attend the annual meeting, we will email you information on how to access the area of the virtual meeting where you will be able to submit questions and vote.

How do I attend the in-person meeting?

If you plan to attend the in-person meeting, in accordance with our security procedures, you will be asked to present picture identification to enter the meeting. Attendance at the annual meeting is limited to stockholders or one named representative of a stockholder. Seating is limited and, therefore, admission to the annual meeting is on a first-come, first-served basis. If you will be naming a representative to attend the meeting on your behalf, the name, address and telephone number of that individual must also be provided.

By Order of the Board of Directors,

CARRIE E. DWYER

EXECUTIVE VICE PRESIDENT,

GENERAL COUNSEL AND

CORPORATE SECRETARY

MARCH 30, 2011 SAN FRANCISCO, CALIFORNIA

EXHIBIT A

DESCRIPTION OF THE 2004 STOCK INCENTIVE PLAN (AS PROPOSED TO BE AMENDED)

The company’s stockholders initially approved the 2004 Stock Incentive Plan in 2004 and subsequently approved amendments to it in 2007. The 2004 Stock Incentive Plan permits the grant of stock options, restricted stock, restricted stock units (RSUs), performance stock, performance units and stock appreciation rights (SARs). The Compensation Committee may also grant other incentives payable in cash or in common stock under the plan subject to such terms and conditions as it deems appropriate.

The Compensation Committee administers the plan. It is responsible for approving the aggregate benefits and the individual benefits for executive officers and non-employee directors. It may delegate its authority for certain other matters under the 2004 Stock Incentive Plan in accordance with its terms. Awards may be subject to such terms and conditions as the Compensation Committee deems appropriate, including provisions relating to a “change in control” of the company.

Eligibility

There are approximately 12,800 employees of the company and its subsidiaries and 13 non-employee directors (including non-employee directors of Charles Schwab Bank) who are eligible for awards under the plan. In addition, consultants to the company and its subsidiaries may be eligible for awards under the plan. No participant may receive in any fiscal year stock options or SARs that collectively relate to more than 5 million shares; restricted stock, RSUs, performance stock or performance units denominated in shares or other stock awards that are subject to the attainment of performance goals that collectively relate to more than 1 million shares; and performance units denominated in cash or other cash awards subject to the attainment of performance criteria that could entitle the participant to more than $10 million in the aggregate for that year’s awards. The Compensation Committee will adjust these annual limits for any stock split, stock dividend, recapitalization or other similar event.

The Compensation Committee selects the participants and establishes the terms and conditions of the awards, in its discretion.

As of March 18, 2011, the market value of a share of the company’s common stock was $17.56, based on its closing price on that date. Through March 18, 2011, the named executive officers (as defined in “Compensation Information – Summary Compensation Table”) have been granted options to purchase shares of company common stock or restricted stock units under the 2004 Stock Incentive Plan as follows:

Name and Position	Options Granted (#)	RSUs Granted (#)

Walter W. Bettinger II President and Chief Executive Officer	4,729,473	239,201

Joseph R. Martinetto Chief Financial Officer	667,253	44,161

Benjamin L. Brigeman Executive Vice President – Investor Services	812,919	53,361

James D. McCool Executive Vice President – Institutional Services	733,370	51,521

Charles R. Schwab Chairman	4,389,925	110,401

EXHIBIT A

In addition, current executive officers as a group, current non-employee directors as a group and current employees (excluding executive officers and directors) have been granted options to purchase shares of company common stock or restricted stock units under the 2004 Stock Incentive Plan, as follows:

Group	Options Granted (#)	RSUs Granted (#)
Current executive officers	13,742,004	603,528
Current non-employee directors	574,161	169,294
Current employees (excluding executive officers and directors)	38,733,372	3,553,479

Shares Available for Issuance, Limitations on Awards

The aggregate number of shares of common stock that may be issued under the plan may not exceed:

•	90 million shares of common stock, plus

•

any shares of common stock that would have been returned to predecessor stock incentive plans after May 17, 2004 as a result of the expiration, cancellation or forfeiture of awards granted under such plans, up to the aggregate maximum of 150 million shares.

Awards paid in cash will not count against the share limits described above. The Compensation Committee will adjust the limit on the number of shares to account for any stock split, stock dividend, recapitalization or other similar event.

Awards

Stock Options. Stock options awarded under the plan provide a right to acquire common stock at an exercise price at least equal to the fair market value of the company’s common stock on the date of grant. Stock options include nonqualified and incentive stock options. Incentive stock options are intended to qualify for special tax treatment. Stock options vest according to a schedule established by the Compensation Committee. The plan permits the payment of the stock option exercise price by cash, check, other shares of common stock (with some restrictions), broker-assisted same-day sales, or any other form of consideration permitted by applicable law. The term of an option cannot exceed ten years. The plan does not give the Compensation Committee authority to reprice outstanding options if the fair market value of the stock declines.

Stock Appreciation Rights. SARs allow the recipient to receive the appreciation, if any, in the fair market value of the company’s common stock between the grant date and the exercise date, and may be granted in tandem with stock options at the Compensation Committee’s discretion. In addition, the Compensation Committee may substitute SARs for stock options. The Compensation Committee determines the terms of SARs, including when such rights become exercisable and whether to pay the increased appreciation in cash or in shares of our common stock. The grant price of free-standing SARs is equal to the fair market value of our common stock on the grant date and the term of any SAR may not exceed ten years.

Restricted Stock. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the Compensation Committee. The Compensation Committee will determine the number of shares of restricted stock granted to any employee. The Compensation Committee may impose whatever conditions to vesting it determines to be appropriate. Shares of restricted stock that do not vest are subject to a right of repurchase by the company or forfeiture.

Restricted Stock Units. RSUs represent the right to receive shares of the company’s common stock after satisfying the vesting conditions established by the Compensation Committee. RSUs may be settled in cash, stock, or a combination of cash and stock. The Compensation Committee sets vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of RSUs that will be paid out to the employee. The Compensation Committee, in its discretion, may permit or require the participant to defer the receipt of the award.

EXHIBIT A

Performance-Based Awards. Performance units and performance stock are awards that will result in a payment to a participant only if performance goals established by the Compensation Committee are achieved and the awards otherwise vest. The Compensation Committee determines the number of units or shares, the performance period and other terms and conditions of these awards, including whether the award is to be paid in cash or common stock.

In the case of awards intended to qualify for the performance-based exception to the $1 million limitation on the company’s deduction, within the first 90 days of the performance period (or the first 25% of the performance period if the period is expected to be less than 12 months), the Compensation Committee will select the participants for the performance period, set the objective performance goal or goals for each participant, define each applicable performance goal, determine the maximum amount payable and threshold level of attainment before any award may be paid (subject to the participant limits described above) and how performance will be measured against a goal to reflect certain extraordinary events. Although the Committee does not have the discretion to increase the amount payable to a participant upon attainment of the performance goal, it may, in its absolute discretion, decrease the amount that would be payable.

Other Awards. In addition, the Compensation Committee may grant other incentives payable in stock and cash under the plan subject to such terms and conditions as it deems appropriate.

Awards of restricted stock, RSUs, performance stock, performance units and other stock or cash awards, including awards intended to meet the performance-based compensation exception, under the plan, if the amendment is approved by stockholders, may be made subject to the attainment of one or more performance goals, which may be based on one or more financial measures. Performance goals using one or more financial measures will be defined by the Compensation Committee at or near the beginning of the performance period. Those measures may be based on financial criteria in one of the following categories:

•	Income-related criteria, which may include income, net income, operating income and pre-tax or after-tax income,

•

Earnings-related criteria, which may include earnings, net earnings, consolidated pre-tax earnings, earnings per share, earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA),

•	Profit-related criteria, which may include profits, pre-tax operating or reported profits or profit margin, and after-tax operating or reported profit margin,

•	Revenue-related criteria, which may include revenue, revenue growth and operating revenue growth,

•	Cash flow-related criteria, which may include cash flow, operating or free cash flow, free cash flow per share and cash flow return,

•	Value added criteria, which may include economic value added and market value added,

•	Criteria related to stockholder return, which may include stockholder return, total stockholder return and return on stockholders’ equity,

•	Criteria related to capital returns, which may include return on total capital, return on capital employed and return on investment,

•	Asset-related criteria, which may include return on assets, return on net assets and market share of assets,

•	Leverage-related criteria, which may include debt/capital ratio,

•	Operations-related criteria, which may include client net new assets and capital expenditures,

•	Sales-related criteria, which may include sales, sales volume and levels of client assets or sales (of products, offers or services),

•	Criteria related to share performance, which may include Schwab common stock price and price/earnings growth ratio and book value per share, and

EXHIBIT A

•	Cost-related criteria, which may include cost control, cost of capital and cost of equity.

Performance goals also may be measured by changes between years or periods of any of the criteria permitted under the plan or by reference to relative performance of the company as a whole, part of the company or against a peer group or index.

The plan provides that, in determining whether any performance goals have been satisfied, the Compensation Committee has the discretion to exclude extraordinary, unusual or nonrecurring items (such as charges associated with restructurings of the company). It may also equitably adjust performance goals for a specific year to take into account unusual or one-time events (such as changes in tax law or extraordinary corporate transactions). If the award is intended to qualify as a performance-based award for tax purposes, adjustments or exclusions may be specified at the time the award’s targets are established.

In addition, the plan provides that the Compensation Committee has complete discretion to reduce the amount of any award, including to zero.

Awards to Directors

Each non-employee director receives an automatic equity grant on the second business day following each regular annual meeting of stockholders with an aggregate value equal to $125,000. The automatic grant consists of 50 percent stock options and 50 percent restricted stock units.

The plan provides that non-employee directors may elect to receive annual cash retainers from the company in the form of nonqualified stock options, restricted stock, RSUs, other stock awards or a combination of them.

Deferral of Awards

Subject to the requirements of section 409A of the Internal Revenue Code, the Compensation Committee

may permit or require a participant to have cash or shares that otherwise would be paid under the plan credited to a deferred compensation account. The account may be credited with interest or other forms of investment return, as determined by the Compensation Committee, consistent with the requirements of section 409A of the Internal Revenue Code.

Federal Tax Consequences

Stock Options. When options are granted, there are no federal income tax consequences to the company or the option holder. On the exercise of a nonqualified stock option, the option holder generally will have ordinary income. The amount of the income will be equal to the fair market value of the shares on the exercise date minus the aggregate option exercise price. The income will be subject to tax withholding. Generally, in the same year that the option holder has income from the option exercise, the company will be able to realize a tax deduction in the amount of that income.

In contrast, the exercise of incentive stock options generally will not result in taxable income to the option holder at that time, nor will the company be entitled to a tax deduction. However, the exercise will result in an amount that is included in computing the option holder’s alternative minimum taxable income. This amount will be equal to the fair market value of the shares on the exercise date minus the aggregate option exercise price.

If the holder of an incentive stock option exercises the options, holds the shares for the period required by law, and then sells the shares, the difference between the sale price and the exercise price generally will be taxed as long-term capital gain or loss. If the option holder does not hold the shares for the period required by law, he or she generally will have ordinary income at the time of the sale. The amount of ordinary income will be equal to the fair market value of the stock on the exercise date (or, if less, the sale price) minus the option exercise price. The company generally will be entitled to a tax deduction in that same amount. Any additional gain upon the sale generally will be taxed as a capital gain.

EXHIBIT A

Stock Appreciation Rights. No taxable income is reportable when a SAR is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received or the fair market value of any shares of stock received. The company generally will be entitled to a tax deduction in the same amount as the participant recognizes ordinary income. Any additional gain or loss recognized upon any later disposition of the shares received, if any, would be capital gain or loss.

Restricted Stock. Unless the recipient of restricted stock elects to be taxed when the shares are granted, there will be no federal income tax consequences to the recipient or to the company while the restricted shares have vesting restrictions. Upon vesting, the recipient will have ordinary income equal to the fair market value of the shares on the vesting date. The income will be subject to tax withholding. The company generally will be entitled to a tax deduction in the amount of the recipient’s income. Upon any subsequent sale of the shares, any additional gain or loss recognized by the holder generally will be a capital gain or loss.

Restricted Stock Units. There are no immediate tax consequences of receiving an award of RSUs. A participant who is awarded RSUs will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss. The company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the exercise date, except to the extent such deduction is limited by the Internal Revenue Code.

Performance-Based Awards. A participant generally will not recognize income upon the grant of a performance share or performance unit award. Upon the settlement or payment of such awards, participants normally will recognize ordinary income equal to the cash received and the fair market value of any shares received. The company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the payment date, except to the extent such deduction is limited by the Internal Revenue Code.

If the participant is an employee, the ordinary income generally is subject to withholding of income and employment taxes.

Limitations on Deductions. The company may not deduct compensation of more than $1 million that is paid to certain executive officers of the company. The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation. The company may structure the award of stock options, performance stock, performance units, SARs, performance-based restricted stock and RSUs to constitute qualified performance-based compensation which will be exempt from the $1 million limitation on deductible compensation. The plan is designed to meet the performance-based compensation exception from the $1 million limit and generally the company should be entitled to a deduction in the amount of the compensation paid.

Section 409A. The plan has been designed to take into account the deferred compensation taxation rules under section 409A of the Internal Revenue Code.

General

A new plan benefits table, as described in the federal proxy rules, is not provided because all awards made under the plan are discretionary except certain equity grants to non-employee directors, as described above.

Information regarding securities authorized for issuance under the company’s equity compensation plans is provided in the section “Compensation Information – Securities Authorized for Issuance Under Equity Compensation Plans” of this proxy statement.

211 Main Street

San Francisco, CA 94105

(415) 667-7000

www.schwab.com

www.aboutschwab.com

LGL-13902-12 (3/11)

THE CHARLES SCHWAB CORPORATION

2004 STOCK INCENTIVE PLAN

(Adopted by the Board on March 10, 2004)

(Approved by Stockholders on May 17, 2004)

(Amended by the Board on March 14, 2007)

(Amendment Approved by Stockholders on May 17, 2007)

(Amended and Restated December 12, 2007)

(Amended and Restated December 10, 2009)

(Amended and Restated January 27, 2011)

(Approved by Stockholders on May [XX], 2011)

(d) Reservation of Rights	8

SECTION 7. TERMS OF AWARDS	8
(a) Transferability	8
(b) Change in Control	8
(c) Taxes	10
(d) Effective Date, Amendment and Termination	10
(e) Fair Market Value	10
(f) Dividend Equivalents	10
(g) Other Provisions	10
(h) Non-U.S. Employees	11
(i) Governing Law	11
(j) Section 409A	11

SECTION 8. PAYMENT OF DIRECTORS’ FEES DEFERRALS IN SECURITIES	11

SECTION 9. DEFERRAL OF AWARDS	11

SECTION 10. DEFINED TERMS	12

THE CHARLES SCHWAB CORPORATION

2004 STOCK INCENTIVE PLAN

SECTION 1. ESTABLISHMENT AND PURPOSE.

The Plan was adopted by the Board of Directors on March 10, 2004, subject to stockholder approval, which was obtained on May 17, 2004 (the “Effective Date”). The purposes of The Charles Schwab Corporation 2004 Stock Incentive Plan (the “Plan”) are to promote the long-term success of The Charles Schwab Corporation (“Schwab” or the “Company”) and the creation of incremental stockholder value by (i) encouraging non-employee directors, employees and consultants to focus on long-range objectives, (ii) encouraging the attraction and retention of non-employee directors, employees and consultants with exceptional qualifications and (iii) linking non-employee directors, employees and consultants directly to stockholder interests by providing them stock options and other stock and cash incentives.

This Plan is a successor to The Charles Schwab Corporation 2001 Stock Incentive Plan, The Charles Schwab Corporation 1992 Stock Incentive Plan and The Charles Schwab Corporation Employee Stock Incentive Plan (the “Prior Plans”). As of the Effective Date, no further awards shall be made under the Prior Plans. However, unless a contrary rule is stated, the provisions of the Prior Plans shall continue to apply to awards granted to a participant under the Prior Plans prior to the Effective Date. In the event that this Plan is not approved by stockholders, awards shall continue to be made under the Prior Plans in accordance with their terms.

SECTION 2. ADMINISTRATION.

(a) Committee Composition. The Plan will be administered by a Committee (the “Committee”) of the Schwab Board of Directors (the “Board”) consisting of two or more directors as the Board may designate from time to time. The composition of the Committee shall satisfy such requirements as:

(i) the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 or its successor under the Securities Exchange Act of 1934 (the “Exchange Act”);

(ii) may be established by the stock exchange or stock market on which Schwab’s common stock may be listed pursuant to the rule-making authority of such stock exchange or stock market; and

(iii) the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

(b) Committee Administration. The Committee shall have discretionary authority to construe and interpret the Plan and any benefits granted under the Plan, to establish, interpret and amend rules for Plan administration, to change the terms and conditions of options and other benefits at or after grant, and to make all other determinations which it deems necessary or advisable for the administration of the Plan. The determinations of the Committee shall be made in accordance with its judgment as to the best interests of Schwab and its stockholders and in accordance with the purposes of the Plan, and shall be final and conclusive on all persons. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members in person or by telephone. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, and shall be made in writing signed by all the Committee members. The Committee may authorize one or more officers of the Company to select employees to participate in the Plan and to determine the number of option shares and other rights to be granted to such participants (other than to the officer making such determination), except with respect to awards to officers subject to section 16 of the Exchange Act or officers who are or may become “covered employees” within the meaning of section 162(m) of the Code (“Covered Employees”) and any reference in the Plan to the Committee shall include such officer or officers. Subject to the requirements of applicable law, the Committee may also authorize one or more officers of the Company to administer claims under the Plan. No member of the Committee shall be liable

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for any action that such member has taken or failed to take in good faith with respect to the Plan or any award under the Plan.

SECTION 3. PARTICIPANTS.

(a) General Rule. Participants may consist of all employees and consultants of Schwab and its subsidiaries, non-employee directors of the Board of Directors of Schwab (“Non-Employee Directors”) and non-employee directors of any subsidiary as determined by the Committee. Any corporation or other entity in which a 50% or greater interest is at the time directly or indirectly owned by Schwab shall be a subsidiary for purposes of the Plan. Designation of a participant in any year shall not require the Committee to designate that person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the participant in any other year or as granted to any other participant in any year. The Committee shall consider all factors that it deems relevant in selecting participants and in determining the type and amount of their respective benefits.

(b) Non-Employee Directors. In addition to any awards that may be granted to them under Section 3(a), each Non-Employee Director shall receive an automatic equity grant, subject to the terms of subparagraph (iv) below, as follows:

(i) For each calendar year for which he or she serves as a Non-Employee Director following the year in which the Non-Employee Director begins service, each Non-Employee Director shall receive an equity grant with an aggregate value equal to $125,000, consisting of 50 percent Stock Options and 50 percent Restricted Stock Units covering shares of Schwab common stock. The number of Stock Options granted shall be determined by dividing $62,500 by the binomial value of a share of Schwab common stock on the date of grant and the number of Restricted Stock Units shall be determined by dividing $62,500 by the fair market value (defined as the average of the high and low price) of a share of Schwab common stock on the date of grant.

(ii) In the first calendar year upon joining the Board, each Non-Employee Director shall receive an automatic equity grant calculated in the manner specified in Section 3(b)(i), except that the value of the grant shall be equal to $125,000 multiplied by the number of months remaining in the calendar year during which the Non-Employee Director will first serve as a Non-Employee Director divided by twelve.

(iii) The awards described in subparagraph (i) for a particular calendar year will be granted to each Non-Employee Director on the second business day following each regular annual meeting of the Company’s stockholders, provided that the Non-Employee Director continues to serve as a Non-Employee Director through the date of such annual meeting. Otherwise, no award shall be granted with respect to such calendar year. The awards described in subparagraph (ii) for a particular calendar year will be granted to each Non-Employee Director either (A) on the second business day following the regular annual meeting of the Company’s stockholders for the calendar year in which the Non-Employee Director is first appointed or elected to the Board, if the Non-Employee Director is elected or appointed to the Board on or before the date of such annual meeting or (B) on the date of the first meeting of the Board following the date the Non-Employee Director is first appointed or elected to the Board, if the Non-Employee Director is elected or appointed to the Board after the date of the regular annual meeting of the Company’s stockholders.

(iv) Each stock option shall be subject to the following terms and conditions:

(A) Each stock option shall be designated as a non-qualified stock option that is not intended to meet the specific requirements set forth in section 422 of the Code (“Nonqualified Stock Option”);

(B) The term of each Nonqualified Stock Option shall be 10 years; provided, however, that any unexercised Nonqualified Stock Option shall expire on the earlier of (I) the date 10 years after the date of grant; or (II) three (3) months following the date that the participant ceases to be a Non-Employee Director or an employee for any reason other than retirement (as defined in subparagraph (v) below), death or disability. If a participant ceases to be a Non-Employee Director or employee on account of death or disability, any unexercised

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Nonqualified Stock Option shall expire on the earlier of the date 10 years after the date of grant or one year after the date of death or disability of such director, and if a participant ceases to be a Non-Employee Director or employee on account of retirement, any unexercised Nonqualified Stock Option shall expire on the earlier of the date 10 years after the date of grant or two years after the date of retirement of such Non-Employee Director; and

(C) The exercise price under each Nonqualified Stock Option shall be equal to the fair market value on the date of grant as determined by the Committee.

(v) The awards described in subparagraphs (i) and (ii) shall become vested and exercisable in accordance with the following schedule

Cumulative Vesting Percentage of Award
1st anniversary of grant date	25%
2nd anniversary of grant date	50%
3rd anniversary of grant date	100%

Notwithstanding the foregoing, the awards described in subparagraphs (i) and (ii) shall be fully vested on the Non-Employee Director’s death, disability (as such term is defined in the applicable award agreement) or retirement from the Board. For purposes of this Section 3(b), “retirement” shall mean a Non-Employee Director’s resignation or removal from the Board at any time after he or she has either attained age 70 or completed five years of service as a Non-Employee Director.

(vi) Each Restricted Stock Unit represents the right to receive a share of Schwab common stock subject to the conditions set forth in the applicable award agreement. If Schwab pays cash dividends on shares of Schwab common stock, each Restricted Stock Unit shall receive a dividend equivalent payment equal to the dividend paid per share of Schwab common stock multiplied by the number of unvested Restricted Stock Units. Each such payment shall be made as soon as practicable following the payment of the actual dividend, but in no event beyond March 15th of the year following the year the actual dividend is paid.

SECTION 4. STOCK SUBJECT TO PLAN.

(a) Basic Limitation. There is hereby reserved for issuance under the Plan an aggregate of:

(i) 90 million shares of Schwab common stock; plus

(ii) any shares of Schwab common stock subject to outstanding awards under the Prior Plans as of the Effective Date that on or after the Effective Date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in shares); plus

(iii) any shares of Schwab common stock that were issued under the Prior Plans and are reacquired by Schwab after the Effective Date.

The aggregate maximum number of shares of Schwab common stock available under subparagraphs (ii) and (iii) is 150 million. To the extent an award is paid in cash, it shall not reduce the limits of this Section 4(a).

(b) Share Usage. If there is a lapse, expiration, termination or cancellation of any stock option issued under the Plan prior to the issuance of shares under the Plan or if shares of common stock are issued under the Plan and thereafter are reacquired by Schwab, the shares subject to those options and the reacquired shares shall be added to the shares available for benefits under the Plan. Shares covered by a benefit granted

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under the Plan or a Prior Plan shall not be counted as issued unless and until they are actually issued and delivered to a participant. Any shares covered by a Stock Appreciation Right shall be counted as issued only to the extent shares are actually issued to the participant upon exercise of the right. In addition, any shares of common stock exchanged by a participant as full or partial payment to Schwab of the exercise price under any Stock Option exercised under the Plan or a Prior Plan, any shares retained by Schwab pursuant to a participant’s tax withholding election, and any shares covered by a benefit which is settled in cash shall be added to the shares available for benefits under the Plan. All shares issued under the Plan may be authorized and unissued shares, issued shares reacquired by Schwab or other shares that are treasury shares.

(c) Participant Limits. Under the Plan, no participant may be granted in any fiscal year of the Company:

(i) Stock Options or SARs relating to more than 5 million shares of Schwab common stock in the aggregate, and

(ii) Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units denominated in shares of Schwab common stock, or Other Stock Awards that are subject to the attainment of Performance Criteria described in Section 5(g) relating to more than 1 million shares of Schwab common stock in the aggregate, and

(iii) Performance Units denominated in cash or Other Cash Awards that are subject to the attainment of Performance Criteria described in Section 5(g) that could entitle the participant to more than $10 million in the aggregate from that year’s awards (considering for this purpose the maximum that could be payable, including for above-target performance).

With respect to any Stock Option or SAR granted to a participant who is a Covered Employee that is canceled, the number of shares of Schwab common stock originally subject to such Stock Option or SAR shall continue to count against the limit specified in subparagraph (i) above in accordance with Section 162(m) of the Code.

(d) Adjustments. The shares reserved for issuance and the limitations set forth in this Section 4 shall be subject to adjustment in accordance with Section 6.

SECTION 5. AWARDS.

(a) General. Benefits under the Plan shall consist of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units, and Other Stock or Cash Awards, all as described below. Each award under the Plan shall be evidenced by a written award agreement in paper or electronic form approved by the Committee. Such agreement shall be subject to and incorporate the express terms and conditions, if any, required under the Plan or as required by the Committee for the form of award granted and such other terms and conditions as the Committee may specify.

(b) Stock Options. Stock Options may be granted to participants at any time as determined by the Committee. The Committee shall determine the number of shares subject to each option and whether the option is an incentive stock option described in section 422(b) of the Code (an “Incentive Stock Option”); provided that only a common-law employee shall be eligible for the grant of an Incentive Stock Option. No participant may be granted Incentive Stock Options (under this Plan or any other Incentive Stock Option plan of the Company and its affiliates) which are first exercisable in any calendar year for shares of Schwab common stock having an aggregate fair market value (determined as of the date an option is granted) that exceeds $100,000; any Stock Option granted under the Plan that exceeds this limit shall be a Nonqualified Stock Option. The option price for each option shall be determined by the Committee but shall not be less than 100% of the fair market value of Schwab’s common stock on the date the option is granted (110% in the case of an Incentive Stock Option granted to an individual who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (a “10% Stockholder”). Each option shall expire at such time as the Committee shall determine at the time of

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grant. Options shall be exercisable at such time and subject to such terms and conditions as the Committee shall determine; provided, however, that no option shall be exercisable later than the tenth anniversary of its grant (five years in the case of an Incentive Stock Option granted to a 10% Stockholder). The option price, upon exercise of any option, shall be payable to Schwab in full by:

(i) cash payment or its equivalent;

(ii) surrendering, or attesting to the ownership of, shares of Schwab stock that are already owned by the participant;

(iii) delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to Schwab the amount of sale proceeds from the option shares or loan proceeds to pay the exercise price and any withholding taxes due to Schwab; and

(iv) such other methods of payment as the Committee, at its discretion, deems appropriate; provided, however, that no method of payment will be permitted if it would result in a violation of applicable law, as determined by the Committee in its sole discretion.

In no event shall the Committee cancel any outstanding Stock Option for the purpose of reissuing the option to the participant at a lower exercise price or reduce the option price of an outstanding option. Subject to compliance with Section 409A of the Code in accordance with Section 7(j), the Committee may at any time (x) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (y) authorize a participant to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

Notwithstanding anything in this Section 5(b) to the contrary, Stock Options may be granted only to individuals who provide direct services on the date of grant of the Stock Option to the Company or another entity in a chain of entities in which the Company or another such entity has a controlling interest within the meaning of Treasury Regulation section 1.409A-1(b)(iii)(E) in each entity in the chain.

(c) Stock Appreciation Rights. Stock Appreciation Rights (“SARs”) may be granted to participants at any time as determined by the Committee. An SAR may be granted in tandem with a Stock Option granted under this Plan or on a free-standing basis. The Committee also may, in its discretion, substitute SARs for outstanding Stock Options. The grant price of a tandem or substitute SAR shall be equal to the option price of the related option. The grant price of a free-standing SAR shall be equal to the fair market value of Schwab’s common stock on the date of its grant. An SAR may be exercised upon such terms and conditions and for such term as the Committee in its sole discretion determines; provided, however, that the term shall not exceed the option term in the case of a tandem or substitute SAR or ten years in the case of a free-standing SAR and the terms and conditions applicable to a substitute SAR shall be substantially the same as those applicable to the Stock Option which it replaces. Upon exercise of an SAR, the participant shall be entitled to receive payment from Schwab in an amount determined by multiplying the excess of the fair market value of a share of Schwab common stock on the date of exercise over the grant price of the SAR by the number of shares with respect to which the SAR is exercised. The payment may be made in cash or stock, at the discretion of the Committee. Notwithstanding anything in this Section 5(c) to the contrary, SARs may be granted only to individuals who provide direct services on the date of grant of the SAR to the Company or another entity in a chain of entities in which the Company or another such entity has a controlling interest within the meaning of Treasury Regulation section 1.409A-1(b)(iii)(E) in each entity in the chain.

(d) Restricted Stock and Restricted Stock Units. Restricted Stock and Restricted Stock Units may be awarded or sold to participants under such terms and conditions as shall be established by the Committee. Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, any of the following (i) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; or (ii) a requirement that the holder forfeit (or in the case of shares or units sold to the participant resell to Schwab at cost) such shares or units in the event of termination of employment during the period of restriction. All restrictions shall expire at such times as the Committee shall specify. Settlement of vested Restricted Stock Units may be made in

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the form of (a) cash, (b) shares of Schwab common stock or (c) any combination of both, as determined by the Committee. Restricted Stock Units may be settled in a lump sum or in installments as specified in the applicable award agreement. The distribution may occur or commence when all vesting conditions applicable to the Restricted Stock Units have been satisfied or have lapsed, or it may be deferred to any later date in accordance with Section 9, as provided for in the applicable award agreement.

(e) Performance Stock. The Committee shall designate the participants to whom long-term performance stock (“Performance Stock”) or long-term performance units (“Performance Units”) are to be awarded and determine the number of shares or units, the length of the performance period and the other terms and conditions of each such award. Each award of Performance Stock or Performance Units shall entitle the participant to a payment in the form of shares of common stock or cash (as provided in the award agreement) upon the attainment of performance goals and other terms and conditions specified by the Committee pursuant to Section 5(g) below. The Committee may, in its discretion, make a cash payment equal to the fair market value of shares of common stock otherwise required to be issued to a participant pursuant to a Performance Stock award.

(f) Other Stock or Cash Awards. In addition to the incentives described in paragraphs (b) through (e) of this Section 5, the Committee may grant other incentives payable in cash or in common stock under the Plan as it determines to be in the best interests of Schwab and subject to such other terms and conditions as it deems appropriate.

(g) Performance Goals.

(i) Awards of Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units and Other Stock or Cash Awards under the Plan may be made subject to the attainment of performance goals for a specified period of time (a “Performance Period”). In the case of an award that is intended to satisfy the performance-based exception to the deductibility limitation of Section 162(m) of the Code (the “Performance-Based Exception”), the categories of permissible performance goals include: income; operating income; pre-tax income; after-tax income; profit; pre-tax operating profits; pre-tax reported profits; pre-tax operating profit margin; pre-tax reported profit margin; after-tax operating profit margin; after-tax reported profit margin; revenue; revenue growth; operating revenue growth; cash flow; stockholder return; net income; client net new assets; levels of client assets or sales (of products, offers or services); earnings per share; return on stockholders’ equity; return on investment; earnings; earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); consolidated pre-tax earnings; net earnings; operating cash flow; free cash flow; free cash flow per share; cash flow return; economic value added; market value added; total stockholder return; debt/capital ratio; return on total capital; market share of assets; return on assets; return on net assets; return on capital employed; cost control; Schwab common stock price; capital expenditures; price/earnings growth ratio; sales; sales volume; and book value per share; cost of capital; cost of equity; and changes between years or periods that are determined with respect to any of the above-listed performance criteria (“Performance Criteria”). The Committee may establish other performance measures for awards that are not intended to qualify under the Performance-Based Exception. A performance goal may be measured relative to the performance of the Company as a whole or any business unit, department, division region or function of the Company or any subsidiary in which the participant is employed and may be measured relative to a peer group or index. If more than one performance goal is specified by the Committee for a Performance Period, the Committee shall also specify, in writing, whether one, all or some other number of such performance goals must be attained in order for the performance goals to be satisfied for the applicable award. Notwithstanding satisfaction of any performance goals, the number of shares issued or amounts paid under awards may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine, subject to the provisions of Section 5(g)(ii)(B) below.

(ii) For an award that is intended to qualify for the Performance-Based Exception:

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(A) Not later than the 90th day of the Performance Period (or, in the event that a Performance Period is expected to be less than 12 months, not later than the date when 25% of the Performance Period has elapsed), the Committee shall select the participants for such period and establish in writing (I) the objective performance goals for each participant for that period based on one or more of the Performance Criteria, (II) the definition of each applicable performance goal, (III) the maximum amount payable under the award for attainment of the performance goals and the threshold level of attainment below which no amount will be paid under the award, in all cases subject to the per-participant limits described in Section 4, (IV) the method by which such amounts will be calculated, and (V) how performance will be measured against a goal to reflect the impact of extraordinary items and any other unusual or non-recurring items as specified in Section 5(g)(iii) below.

(B) The Committee may not in any event increase the amount of compensation payable to a Covered Employee upon the attainment of a performance goal. The Committee shall determine and certify in writing, for each participant, the extent to which the performance goals have been met and the amount of the award, if any, to be made. The Committee has the absolute and unrestricted discretion to reduce the amount of the award that otherwise would be payable in connection with the attainment of the performance goals applicable to the award. It is expressly permissible to reduce the amount otherwise payable to zero.

(iii) In determining whether any performance goals have been satisfied, the Committee may exclude any or all extraordinary items (as determined under U.S. generally accepted accounting principles), and any other unusual or non-recurring items, including but not limited to, charges or costs associated with restructurings of the Company, discontinued operations and the cumulative effects of accounting changes. In addition, the Committee may adjust any performance goal for a year as it deems equitable to recognize unusual or non-recurring events affecting the Company, changes in tax laws or accounting procedures, mergers and acquisitions and any other factors as the Committee may determine. In the case of an award that is intended to qualify for the Performance-Based Exception, such exclusions and adjustments may only apply to the extent the Committee specifies in writing (not later than the time the performance targets are required to be established) which exclusions and adjustment the Committee will apply to determine whether a performance goal has been satisfied, as well as an objective manner for applying them, or to the extent that the Committee determined that they may apply without adversely affecting the award’s qualification for the Performance-Based Exception. To the extent that a performance goal is based on Schwab common stock, then in the event of any stock dividend, stock split, spin-off, split-off, spin-out, recapitalization or other change in the capital structure of the Company, merger, consolidation, reorganization, combination of shares, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or any other corporate transaction having an effect similar to any of the foregoing, the Committee shall make or provide for such adjustments in performance goals as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of participants. In the case of an award intended to qualify for the Performance-Based Exception, this shall apply only to the extent the Committee determined it will not adversely affect such qualification.

SECTION 6. ADJUSTMENT OF SHARES.

(a) Adjustments. If Schwab shall at any time change the number of issued shares of common stock by stock dividend, stock split, spin-off, split-off, spin-out, recapitalization, or other change in the capital structure of the Company, merger, consolidation, reorganization, combination, exchange of shares, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or any other corporate transaction having an effect similar to any of the foregoing, then, in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee shall equitably adjust, as it determines to be necessary and appropriate, the total number of shares reserved for issuance under the Plan, the maximum number of shares that may be made subject to an award in any fiscal year, and the number of shares covered

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by each outstanding award and the price therefor, if any. Any such adjustment to an Incentive Stock Option shall be made in a manner that permits the Incentive Stock Option to continue to meet the requirements of Section 422 of the Code. The Committee shall also adjust the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in the first sentence of this Section 6(a)) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are needed to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on all participants under the Plan.

(b) Corporate Transactions. In the event that the Schwab is a party to a merger or other reorganization, outstanding awards shall be subject to the agreement of merger or reorganization. Such agreement shall provide for (i) the continuation of the outstanding awards by Schwab, if Schwab is a surviving corporation, (ii) the assumption of the outstanding awards by the surviving corporation or its parent or subsidiary, (iii) the substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding awards under this Plan, (iv) full exercisability or vesting and accelerated expiration of the outstanding awards or (v) settlement of the full value of the outstanding awards in cash or cash equivalents followed by cancellation of such awards.

(c) Substitution and Assumption of Benefits. Without affecting the number of shares reserved or available hereunder, the Board or the Committee may authorize the issuance of benefits under this Plan in connection with the assumption of, or substitution for, outstanding benefits previously granted to individuals who become employees of Schwab or any subsidiary as a result of any merger, consolidation, acquisition of property or stock, or reorganization, upon such terms and conditions as the Committee may deem appropriate, including but not limited to a Stock Option exercise price or SAR grant price that is less than fair market value, so long as such exercise price or grant price is determined in a manner that complies with the applicable requirements of Section 409A and Section 424 of the Code.

(d) Reservation of Rights. Except as provided in this Section 6, a participant shall have no rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or any other increase or decrease in the number of shares of stock of any class. Any issue by Schwab of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number, kind or exercise price of shares subject to a Stock Option or other award. The grant of an award pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets (or to undertake any other corporate action described in Section 6(a) above).

SECTION 7. TERMS OF AWARDS.

(a) Transferability. Except as otherwise determined by the Committee in the case of benefits other than Incentive Stock Options or SARs granted in tandem with Incentive Stock Options, each benefit granted under the Plan shall not be assigned, transferred, pledged or encumbered, either voluntarily or by operation of law, other than by will or the laws of descent and distribution and each Stock Option and SAR shall be exercisable during the participant’s lifetime only by the participant or, in the event of disability, by the participant’s personal representative. In the event of the death of a participant, the exercise of any benefit or payment with respect to any benefit shall be made only by or to the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the benefit shall pass by will or the laws of descent and distribution.

(b) Change in Control. The Committee (in its sole discretion) may determine at the time of (or at any time after) the grant of an award, that upon a Change in Control of Schwab, that any outstanding Stock Option or SAR shall become vested and exercisable; all restrictions on any Restricted Stock or Restricted Stock Unit shall lapse; all performance goals shall be deemed achieved at target levels and all other terms and conditions met; Performance Stock shall be delivered; a Performance Unit and Restricted Stock Unit

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shall be paid out as promptly as practicable; and any Other Stock or Cash Award shall be delivered or paid; provided, however, that this Section 7(b) shall not apply to awards pursuant to which a deferral election has been made in accordance with Section 9. A “Change in Control” shall mean the occurrence of any of the following events:

(i) Upon consummation of a reorganization, merger or consolidation (a “Business Combination”), in each case, unless, following such Business Combination:

(A) the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of Common Stock of the Company (the “Outstanding Common Stock”) and the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be; and

(B) no Person (as defined in subparagraph (iii) below) (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such other corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership of Outstanding Common Stock or Outstanding Voting Securities existed prior to the Business Combination; and

(C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(ii) If individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of (A) an actual or threatened election contest with respect to the election or removal of directors; (B) an actual or threatened solicitation of proxies or consents; or (C) any other actual or threatened action by, or on behalf of, any Person other than the Board; or

(iii) Upon the acquisition after the Effective Date by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then Outstanding Common Stock or (B) the combined voting power of the Outstanding Voting Securities; provided, however, that the following acquisitions shall not be deemed to be covered by this subparagraph (iii): (x) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by the Company, (y) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or (z) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subparagraph (i) above; or

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(iv) The consummation of the sale of all or substantially all of the assets of the Company or approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(c) Taxes. Schwab shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan, after giving the person entitled to receive such payment or delivery notice and Schwab may defer making payment or delivery as to any award, if any such tax is payable until indemnified to its satisfaction. A participant may pay all or a portion of Schwab’s minimum statutory withholding obligation arising in connection with the exercise of a Stock Option or SAR or the receipt or vesting of shares hereunder by electing to have Schwab withhold shares of common stock having a fair market value equal to such amount. The Committee may permit a participant to pay the withholding obligation applicable to an award by delivery to the Company of shares of Schwab common stock owned by the participant having a fair market value equal to the amount of such taxes or permit cashless exercise.

(d) Effective Date, Amendment and Termination. The Plan is effective on the Effective Date and shall automatically terminate one day before the 10th anniversary of the date on which the Board adopted the Plan. The Board or the Committee may amend the Plan from time to time or terminate the Plan at any time. However, no such action shall reduce the amount of any existing award or change the terms and conditions thereof without the participant’s consent unless such action is necessary or desirable (i) for the continued validity of the Plan or its compliance with Rule 16b-3 of the Exchange Act or any other applicable law, rule or regulation or pronouncement, or (ii) to avoid any adverse consequences under Section 162(m) of the Code, Section 409A of the Code or any requirement of a securities exchange or association or regulation or self-regulatory body. Stockholder approval shall be obtained for any Plan amendment to the extent necessary or desirable to comply with applicable laws, regulations or rules.

(e) Fair Market Value. The fair market value of a share of Schwab common stock on a given determination date shall equal:

(i) The closing sales price of a share as reported on the New York Stock Exchange (NYSE) on the applicable determination date (except in the case of a share of Restricted Stock or a Restricted Stock Unit, which shall be the average of the high and low price of a share as reported on NYSE on the applicable determination date), or

(ii) If no sales of shares are reported for such date, the mean between the bid and asked price of a share on NYSE at the close of the market on such date, or

(iii) In the event that the method for determining fair market value described in clauses (i) and (ii) is not practicable, as determined by the Committee in its discretion, the fair market value of a share determined in accordance with any other reasonable method as the Committee, in its discretion, may deem equitable, or as required by applicable law or regulation, which method shall be one that is deemed to constitute fair market value for purposes of Section 409A of the Code to the extent it is used with respect to a Stock Option or SAR.

(f) Dividend Equivalents. Any participant selected by the Committee, in its sole discretion, may be granted dividend equivalents based on the dividends declared on shares that are subject to any award, to be credited as of dividend payment dates, during the period between the date the award is granted and the date the award is exercised, vests or expires, as determined by the Committee. Such dividend equivalents shall be converted to cash or additional shares by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding the foregoing, no dividend equivalents will be paid contingent on the exercise of a Stock Option or SAR.

(g) Other Provisions. The award of any benefit under the Plan may also be subject to other provisions (whether or not applicable to the benefit awarded to any other participant) as the Committee determines appropriate, including provisions intended to comply with applicable securities laws and stock exchange or stock market requirements, understandings or conditions as to the participant’s employment, requirements or inducements for continued ownership of common stock after exercise or vesting of benefits, forfeiture of awards in the event of termination of employment shortly after exercise or vesting, or breach of noncompetition or confidentiality agreements following termination of employment, or provisions

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permitting the deferral of the receipt of a benefit for such period and upon such terms as the Committee shall determine.

(h) Non-U.S. Employees. In the event any benefit under this Plan is granted to an employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules.

(i) Governing Law. The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the state of Delaware (without regard to applicable Delaware principles of conflict of laws).

(j) Section 409A. At all times, this Plan shall be interpreted and operated (i) with respect to awards subject to Section 409A of the Code (“Section 409A”), in accordance with the requirements of Section 409A and the regulatory guidance thereunder unless an exemption from Section 409A is available and applicable, (ii) to maintain the exemptions from Section 409A of Stock Options, SARs and Restricted Stock and any awards designed to meet the short-deferral exception under Section 409A, and (iii) to preserve the status of deferrals of compensation that were earned and vested prior to January 1, 2005 as exempt from Section 409A, i.e., to preserve the grandfathered status of such deferrals. To the extent there is a conflict between the provisions of the Plan relating to compliance with Section 409A and the provisions of any award agreement issued under the Plan, the provisions of the Plan control. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an award that is subject to Section 409A to the extent such discretionary authority would conflict with Section 409A. In addition, to the extent required to avoid a violation of the applicable rules under Section 409A by reason of Section 409A(a)(2)(B)(i), any payment under an award shall be delayed until the earliest date of payment that will result in compliance with the rules of Section 409A(a)(2)(B)(i) (regarding the required six-month delay for distributions to specified employees that are related to a separation from service). In the event that any award shall be deemed not to comply with Section 409A, then neither the Company, the Board, the Committee nor its or their designees or agents, nor any of their affiliates, assigns or successors (each a “protected party”) shall be liable to any award recipient or other person for actions, inactions, decisions, indecisions or any other role in relation to the Plan by a protected party if made or undertaken in good faith or in reliance on the advice of counsel (who may be counsel for the Company), or made or undertaken by someone other than a protected party.

SECTION 8. PAYMENT OF DIRECTORS’ FEES DEFERRALS IN SECURITIES.

In the event a Non-Employee Director elects pursuant to and in accordance with the terms of Schwab’s Directors’ Deferred Compensation Plan II (or any predecessor or successor to such plan) to defer receipt of the payment of his or her annual cash retainer from Schwab in the form of Restricted Stock Units, Nonqualified Stock Options, Restricted Stock, Other Stock Awards or a combination thereof, such Nonqualified Stock Options, Restricted Stock Units, Restricted Stock, and Other Stock Awards shall be issued under this Plan. For purposes of this Section 8, the term “Non-Employee Director” shall also include a non-employee director of any Subsidiary, if the Committee has approved participation by such non-employee director in Schwab’s deferred compensation plan for directors. The number and form of each award to be granted to Non-Employee Directors pursuant to this Section 8 in connection with a deferral election under the Directors’ Deferred Compensation Plan II (or any predecessor or successor to such plan) shall be determined in accordance with the provisions of that plan, but the terms of each such award shall be determined by the Committee or its delegate in accordance with the provisions of this Plan.

SECTION 9. DEFERRAL OF AWARDS.

Subject to the requirements of Section 409A, the Committee (in its sole discretion) may permit or require a participant to have cash or shares that otherwise would be paid to such participant as a result of the settlement of a restricted stock unit or performance unit award credited to a deferred compensation account established for such participant by the Committee as an entry on Schwab’s books. A deferred compensation account may be credited with interest or other forms of investment return, as determined by the Committee.

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A participant for whom such an account is established shall have no rights other than those of a general creditor of Schwab. Such an account shall represent an unfunded and unsecured obligation of Schwab and shall be subject to the terms and conditions of the applicable agreement between such participant and Schwab. If the deferral or conversion of awards is permitted or required, the Committee (in its sole discretion) may, consistent with the requirements of Section 409A, establish rules, procedures and forms pertaining to such awards, including (without limitation) the settlement of deferred compensation accounts established under this Section 9 and such rules and procedures shall be set forth in detail in the applicable stock award agreement or other deferral agreement.

SECTION 10. DEFINED TERMS.

“10% Stockholder”	4

“Board”	1

“Business Combination”	9

“Change in Control”	9

“Code”	1

“Committee”	1

“Company”	1

“Covered Employees”	1

“Effective Date”	1

“Exchange Act”	1

“Incentive Stock Option”	4

“Incumbent Board”	9

“Non-Employee Directors”	2

“Nonqualified Stock Option”	2

“Outstanding Common Stock”	9

“Outstanding Voting Securities”	9

“Performance Criteria”	6

“Performance Period”	6

“Performance Stock”	6

“Performance Units”	6

“Performance-Based Exception”	6

“Person”	9

“Plan”	1

“Prior Plans”	1

“SARs”	5

“Schwab”	1

“Section 409A”	11

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ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 17, 2011

2:00 p.m. (Pacific Time)

211 Main Street

San Francisco, CA 94105

The Annual Meeting of Stockholders also will be hosted as a virtual event via the Internet.

To attend the meeting via the Internet, visit www.schwabevents.com/corporation.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be held on May 17, 2011:

The proxy statement and annual report to security holders are available in the “Investor Relations” section of our web site at www.aboutschwab.com.

211 Main Street

San Francisco, CA 94105

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 17, 2011.

The shares of stock you hold in your account, as well as any shares you hold under The Charles Schwab Corporation Dividend Reinvestment Plan, Employee Stock Purchase Plan and/or The SchwabPlan Retirement Savings and Investment Plan will be voted as you specify on the reverse side.

If you sign and return your proxy card and no choice is specified, your shares will be voted “FOR” Proposals 1(a) through 1(e), 2, 3 and 4, for “One Year” for Proposal 5, and “AGAINST” Proposal 6. No vote will be recorded on Proposal 7 if you do not specify a choice.

By signing the proxy, you revoke all prior proxies and appoint Charles R. Schwab, Walter W. Bettinger II and/or Carrie E. Dwyer with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET — www.eproxy.com/schw — QUICK êêê EASY êêê IMMEDIATE

•      Use the internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 16, 2011.

•      Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK êêê EASY êêê IMMEDIATE

•      Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 16, 2011.

•      Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to The Charles Schwab Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by internet or telephone, please do not mail your Proxy Card

Please detach here

The Board of Directors Recommends a Vote FOR” Proposals 1(a) through 1(e), 2, 3 and 4,

for “One Year” for Proposal 5, and “AGAINST” Proposal 6.

No vote will be recorded on Proposal 7 if you do not specify a choice.

Election of directors:

1(a)	Frank C. Herringer	☐ For	☐ Against	☐ Abstain
1(b)	Stephen T. McLin	☐ For	☐ Against	☐ Abstain
1(c)	Charles R. Schwab	☐ For	☐ Against	☐ Abstain
1(d)	Roger O. Walther	☐ For	☐ Against	☐ Abstain
1(e)	Robert N. Wilson	☐ For	☐ Against	☐ Abstain

2.	Ratification of independent auditors	☐ For	☐ Against	☐ Abstain
3.	Approval of amended 2004 Stock Incentive Plan	☐ For	☐ Against	☐ Abstain
4.	Approval of compensation of named executive officers	☐ For	☐ Against	☐ Abstain
5.	Frequency of votes on compensation of named executive officers	☐ One Year	☐ Two Years	☐ Three Years	☐ Abstain
6.	Stockholder proposal regarding political contributions	☐ For	☐ Against	☐ Abstain
7.	Stockholder proposal regarding declassification of board of directors	☐ For	☐ Against	☐ Abstain

WHEN THIS PROXY IS PROPERLY EXECUTED YOUR SHARES WILL BE VOTED: (1) AS DIRECTED; (2) IF NO DIRECTION IS GIVEN: FOR PROPOSALS 1(a) THROUGH 1(e), 2, 3 and 4, FOR “One Year” for PROPOSAL 5, AGAINST PROPOSAL 6, AND NO VOTE WILL BE RECORDED ON PROPOSAL 7; AND (3) ACCORDING TO THE BEST JUDGMENT OF CHARLES R. SCHWAB, WALTER W. BETTINGER II AND/OR CARRIE E. DWYER IF ANY OTHER MATTER COMES BEFORE THE ANNUAL MEETING FOR A VOTE.

Address Change? Mark Box ☐      Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.